PROSPECTUS SUPPLEMENT
(To Prospectus dated March 10, 2009)

UNITED AMERICA INDEMNITY, LTD.

Rights Offering of 17,136,833 Class A Common Shares
and 11,435,244 Class B Common Shares

We are distributing at no charge to the holders of our Class A Common Shares non-transferable rights, which we refer to as “Class A Rights,” to subscribe for up to an aggregate of 17,136,833 new Class A Common Shares and to the holders of our Class B Common Shares non-transferable rights, which we refer to as “Class B Rights,” to subscribe for up to an aggregate of 11,435,244 new Class B Common Shares. We will distribute one non-transferable Class A Right for each Class A Common Share and one non-transferable Class B Right for each Class B Common Share, in each case, which you owned at 5:00 p.m., New York City time, on March 16, 2009, the record date for this rights offering. Each Class A Right entitles a rights holder to subscribe for 0.9013 of a new Class A Common Share at the subscription price of $3.50 per Class A Common Share, which represents approximately 82.16% of the closing price of $4.26 per Class A Common Share on the Nasdaq Global Select Market on March 9, 2009, the last trading day before the announcement of the terms of this rights offering. Each Class B right entitles a rights holder to subscribe for 0.9013 of a new Class B Common Share at the subscription price of $3.50 per Class B Common Share. Our Class A Common Shares and Class B Common Shares are identical except that each Class A Common Share is entitled to one vote, while each Class B Common Share is entitled to ten votes and each Class B Common Share is convertible into one Class A Common Share. Rights may only be exercised in whole numbers; a fraction of a right may not be exercised and no fractional Class A Common Shares or Class B Common Shares will be issued in this rights offering.

The rights will expire at 5:00 p.m., New York City time, on April 6, 2009, the expiration date of this rights offering. The rights are not transferable and will not be listed on any securities exchange. We may extend the period for exercising the rights in our sole discretion. Rights that are not exercised by the expiration date of this rights offering will expire and will have no value. We expect to issue the new common shares approximately 20 business days after the expiration date. See “The Rights Offering — Settlement Date.” You should carefully consider whether or not to exercise your rights before the expiration date of this rights offering, and, in doing so, you should consider all of the information about us and this rights offering contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risk factors set forth or incorporated herein.

We have entered into an agreement with an investment entity, which we refer to as the “Backstop Purchaser,” controlled by Fox Paine & Company, LLC which we refer to as “Fox Paine,” the beneficial owner of approximately 8.5% of our Class A Common Shares and all of our Class B Common Shares, together representing approximately 45.1% of our combined outstanding common shares and approximately 88.1% of our total voting power, pursuant to which the Backstop Purchaser has agreed, subject to certain conditions, to purchase all of the Class A and Class B Common Shares offered hereby and not subscribed for pursuant to this rights offering. See “The Backstop Commitment.”

Our Class A Common Shares are traded on the Nasdaq Global Select Market under the symbol “INDM.” The closing price of our Class A Common Shares on March 13, 2009 was $4.73 per share. Our Class B Common Shares are not listed on any national securities exchange and are 100% beneficially owned by Fox Paine.

Pursuant to a mechanism specified in our articles of association, the voting rights associated with the “controlled shares” (as defined in our articles of association) of a U.S. Person will be limited to 9.5% of the total voting power conferred by all of our common shares. For additional information on the ownership and transfer restrictions on our shares, see “Description of Share Capital — Voting Adjustments” in the accompanying prospectus. In addition, the insurance statutes of various jurisdictions require regulatory approval before any person can acquire “control” (generally defined as 10% of an insurance company or its holding company) of an insurance company. See “The Rights Offering — Regulatory Limitation.”

Exercising your rights and investing in our Class A Common Shares or Class B Common Shares involves risks. You should consider carefully the risk factors beginning on page S-7 of this prospectus supplement and beginning on page 32 of our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated herein by reference, before exercising your rights.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying base prospectus. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted.

The date of this prospectus supplement is March 17, 2009.

Prospectus
About this Prospectus	ii
Risk Factors	ii
Forward-Looking Statements	ii
United America Indemnity, Ltd	1
Use of Proceeds	2
Ratio of Earnings to Fixed Charges and Preferred Share Dividends	2
General Description of the Offered Securities	3
Description of Share Capital	3
Description of the Depositary Shares	9
Description of the Debt Securities	10
Description of the Warrants to Purchase Class A Common Shares or Preferred Shares	19
Description of the Warrants to Purchase Debt Securities	21
Description of Stock Purchase Contracts and Stock Purchase Units	22
Plan of Distribution	22
Legal Matters	24
Experts	24
Enforceability of Civil Liabilities Under United States Federal Securities Laws and Other Matters	24
Where You Can Find More Information	25

ABOUT THIS PROSPECTUS SUPPLEMENT

We are providing information to you about this offering of our Class A Common Shares and Class B Common Shares in two parts. The first part is this prospectus supplement, which provides the specific details regarding this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which provides more general information. Generally, when we refer to this “prospectus,” we are referring to both documents combined.

Some of the information in the base prospectus may not apply to this offering. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

You should rely only on the information contained in, or incorporated by reference in, this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. If you receive any information that is different, you should not rely on it. The information which appears in this prospectus supplement, the accompanying prospectus and any document incorporated by reference may only be accurate as of their respective dates. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since the date of such information.

The distribution of this prospectus supplement and the accompanying prospectus and the offering and sale of our Class A Common Shares or Class B Common Shares in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer of, or a solicitation of an offer to buy, any Class A Common Shares or Class B Common Shares in any jurisdiction in which such offer or invitation would be unlawful.

As used in this prospectus supplement, “United America Indemnity,” “UAI,” “we,” “our” and “us” refer to United America Indemnity, Ltd., unless stated otherwise or the context requires otherwise.

FORWARD-LOOKING STATEMENTS

Some of the statements included in this prospectus supplement, the accompanying prospectus and the documents they incorporate by reference may include forward-looking statements that reflect our current views with respect to future events and financial performance that are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, financial projections and estimates and their underlying assumptions, statements regarding plans, objectives, expectations or consequences of identified transactions, and statements about the future performance, operations, products and services of the companies.

Our business and operations are and will be subject to a variety of risks, uncertainties and other factors. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following:

•	the ineffectiveness of our business strategy due to changes in current or future market conditions;

•	the effects of competitors’ pricing policies, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products;

•	greater frequency or severity of claims and loss activity than our underwriting, reserving or investment practices have anticipated;

•	decreased level of demand for our insurance products or increased competition due to an increase in capacity of property and casualty insurers;

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•	risks inherent in establishing loss and loss adjustment expense reserves;

•	uncertainties relating to the financial ratings of our insurance subsidiaries;

•	uncertainties arising from the cyclical nature of our business;

•	changes in our relationships with, and the capacity of, our general agents;

•	the risk that our reinsurers may not be able to fulfill their obligations;

•	investment performance and credit risk;

•	risks associated with our proposed re-domestication to Switzerland; and

•	uncertainties relating to governmental and regulatory policies.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are set forth in this prospectus supplement, the accompanying prospectus and the documents that we file with the U.S. Securities and Exchange Commission, which we refer to as the “SEC,” from time to time. You may obtain copies of these documents as described under the heading “Where You Can Find More Information” in the accompanying prospectus.

Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus supplement, whether as a result of new information, future events, changes in assumptions or otherwise.

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QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

Q:	What is this rights offering?

A:	This rights offering is a distribution, at no charge, to holders of our Class A Common Shares of one non-transferable right to subscribe for 0.9013 of a new Class A Common Share for each of our Class A Common Shares owned as of the record date for the rights offering and a distribution, at no charge, to holders of our Class B Common Shares of one non-transferable right to subscribe for 0.9013 of a new Class B Common Share for each of our Class B Common Shares owned as of the rights offering record date. We will issue up to a total of 17,136,833 Class A Common Shares and a total of 11,435,244 Class B Common Shares in the rights offering, including any shares purchased by the Backstop Purchaser pursuant to its backstop commitment. The aggregate gross proceeds of this rights offering is expected to be approximately $100 million.

Q:	Why are you engaging in the rights offering?

A:	We believe it would be prudent to raise additional equity capital to support our strategic initiatives, enhance liquidity and financial flexibility, and for other general corporate purposes. Because of uncertainties in the capital markets, we believe that a rights offering is the most effective and prudent way to raise this additional equity capital.

Q:	What was the record date for the rights offering?

A:	The “rights offering record date,” which was the date used to determine the shareholders entitled to receive rights, was March 16, 2009.

Q:	Are participants in employee benefit plans eligible to participate in the rights offering?

A:	Yes, holders of restricted Class A Common Shares issued under our share incentive plan will receive rights and may subscribe for Class A Common Shares in the rights offering. However, any Class A Common Shares purchased pursuant to rights received in respect of such restricted Class A Common Shares will be subject to the same limitations on transfer as the associated restricted Class A Common Shares and will be subject to repurchase at our option at the lower of the subscription price, without interest, and the closing price of the Class A Common Shares on the Nasdaq Global Select Market on the day prior to forfeiture in the event the associated restricted Class A Common Shares are forfeited.

Holders of unexercised options to purchase Class A Common Shares are not entitled to receive rights in the rights offering.

Q:	How many rights am I receiving?

A:	You are receiving one Class A Right for each Class A Common Share that you held on the record date and one Class B Right for each Class B Common Share that you held on the record date.

Q:	How much does a right cost?

A:	We are distributing rights at no charge to holders of our Class A Common Shares and Class B Common Shares as of the close of business on the record date. See the following question for a discussion of the cost to exercise a right.

Q:	For how many Class A Common Shares or Class B Common Shares may I subscribe if I exercise my rights?

A:	As noted above, you will receive one non-transferable Class A Right for each Class A Common Share that you owned and one non-transferable Class B Right for each Class B Common Share that you owned, in each case, as of the rights offering record date. Each Class A Right entitles the holder to subscribe for 0.9013 of a Class A Common Share. Each Class B Right entitles the holder to subscribe for 0.9013 of a Class B Common Share. As an example, if you owned 100 Class A Common Shares as of the record date, you would receive 100 Class A Rights. To calculate the number of Class A Common Shares for which you would have the right to subscribe in this rights offering, you should multiply the respective 0.9013 shares per right subscription ratio times your 100 Class A Rights to get a product of 90.13 Class A Common Shares. Since fractional Class A Common Shares will not be issued in this rights offering, we will round down fractional Class A Common Shares to be issued to the nearest whole share, meaning that you would be entitled to purchase 90 Class A Common Shares in this rights

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offering. The purchase price for each Class A Common Share is $3.50 per Class A Common Share (which represents approximately 82.16% of the closing price of $4.26 per Class A Common Share on the Nasdaq Global Select Market on March 9, 2009, the last trading day before the announcement of the terms of this rights offering). The purchase price for each Class B Common Share is $3.50 per Class B Common Share.

Q:	How was the $3.50 subscription price determined?

A:	The range of subscription price per share for the rights offering was set by the Audit Committee of our board of directors which is composed solely of independent directors within the meaning of Rule 4200(a)(15) of the rules of The Nasdaq Stock Market. The Board received the report of the Audit Committee and determined the subscription price, for the Class A Common Shares, to be $3.50 per share (which represents approximately 82.16% of the closing price of $4.26 per Class A Common Share on the Nasdaq Global Select Market on March 9, 2009, the last trading day before the commencement of this rights offering). In determining the subscription price, the Board considered a number of factors, including, among other things, the objective of raising approximately $100 million in the rights offering, our operating history and our business prospects; the historic and current market price of our Class A Common Shares; and general conditions in the securities markets. In conjunction with its review of these factors, the Audit Committee and the Board also considered data relating to comparable rights offerings by other public companies, including the range of discounts to market value represented by the subscription prices in those rights offerings. The Board determined that the subscription price should be designed to provide an incentive to our current shareholders to exercise their rights. In addition, the Board determined that the Backstop Commitment was very important to ensure that the rights offering would produce the desired amount of new equity capital. The Audit Committee and Board also obtained advice from Citigroup Global Markets Inc. on a number of these issues. See “The Rights Offering — Capital Markets Advisor.” Our Audit Committee and the Board also discussed with Fox Paine at what subscription price the Backstop Purchaser would be willing to provide the backstop.

After taking into considerations the factors described above, our Board determined that the subscription price for rights distributed pursuant to the rights offering should be $3.50 for Class A Common Shares. This subscription price was not intended to bear any relationship to our assessment of the value of an investment in our company. As a result, the subscription price should not be considered an indication of the actual value of our company or of our Class A Common Shares.

Our Class B Common Shares are not traded on any securities exchange. The Class B Common Shares are convertible at any time at the option of the holder thereof into one Class A Common Share. In addition, each Class B Common Share shall be automatically converted into one Class A Common Share upon any transfer by the registered holder of that share, whether or not for value, except for transfers to a nominee or affiliate of such holder in a transfer that will not result in a change of beneficial ownership as determined under Rule 13d-3 under the U.S. Securities Exchange Act of 1934, as amended, or to a person that already holds Class B Common Shares. As a result, our Audit Committee determined that the trading price for our Class A Common Shares would be the most representative price for our Class B Common Shares and that the subscription price for the Class B Common Shares should be the same as for the Class A Common Shares.

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Q:	When do the rights expire?

A:	The rights expire, if not previously exercised, at 5:00 p.m., New York City time, on April 6, 2009, unless the exercise period is extended by us, in our sole discretion. We currently do not intend to extend the exercise period. See “The Rights Offering — Expiration of the Rights Offering and Extensions, Amendments and Termination.” The rights agent must actually receive all required documents and payments before that time and date.

Q:	Am I required to exercise my rights?

A:	No.

Q:	What happens if I do not exercise my rights?

A:	You will retain your current number of Class A Common Shares or Class B Common Shares even if you do not exercise your rights, however, if the offering is completed, your relative ownership in us will be diluted, meaning that your voting and other rights relative to other shareholders will decrease as a result of the planned issuance of approximately $100 million of our Class A Common Shares and Class B Common Shares pursuant to this rights offering.

Q:	May I transfer my rights if I do not want to purchase any shares?

A:	No. The rights are not transferable.

Q:	When will I receive my rights certificate?

A:	Promptly after the date of this prospectus supplement, the rights agent will send a rights certificate to each holder of our Class A Common Shares and Class B Common Shares that is registered on our stockholder registry maintained at StockTrans Inc., the transfer agent for our Class A and Class B Common Shares. If you own your common shares through a broker, bank or other nominee, you will not receive an actual rights certificate. If you wish to obtain a separate rights certificate, you should promptly contact your broker, bank or other nominee and request a separate certificate. It is not necessary to have a physical rights certificate in order to exercise your rights. See “Q: What should I do if I want to participate in the rights offering but my shares are held in the name of my broker, bank or other nominee?” below.

Q:	How do I exercise my rights?

A:	You may exercise your rights by properly completing and signing your rights certificate. You must deliver your rights certificate to StockTrans Inc., which is acting as the rights agent for the rights offering. The rights agent will not accept a facsimile transmission of your completed rights certificate. We recommend that you send your rights certificate by overnight courier or, if you send your rights certificate by mail, we recommend that you send it by registered mail, properly insured, with return receipt requested. Delivery of your rights certificate must be accompanied by full payment of the subscription price for each share you wish to purchase. Your payment of the subscription price must be made in U.S. dollars for the full number of Class A Common Shares you are purchasing pursuant to the exercise of rights by (1) certified check drawn upon a U.S. bank payable to the rights agent, (2) cashier’s check drawn upon a U.S. bank or postal, telegraphic or express money order payable to the rights agent or (3) wire transfer of funds to the account maintained by the rights agent for the purpose of the rights offering. See “The Rights Offering — Method of Subscription — Exercise of Rights” and “— Method of Payment.” If you cannot deliver your rights certificate to the rights agent prior to the expiration of the rights offering, you may follow the guaranteed delivery procedures described under “The Rights Offering — Guaranteed Delivery Procedures.”

You should deliver your rights certificate, payment of the subscription price (unless you decide to wire your payment) and any Notices of Guaranteed Delivery to StockTrans Inc., which is acting as our rights agent, by mail or overnight courier to:

By Mail:	By Overnight Courier:

StockTrans Inc. Attn: Re-Organization Dept. 44 West Lancaster Ave. Ardmore, PA 19003	StockTrans Inc. Attn: Re-Organization Dept. 44 West Lancaster Ave. Ardmore, PA 19003

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Q:	What should I do if I want to participate in the rights offering but my shares are held in the name of my broker, bank or other nominee?

A:	If you hold common shares through a broker, bank or other nominee, you will need to have your broker, bank or other nominee act for you if you wish to exercise your rights. If you wish to exercise your rights, you should complete and return to your broker, bank or other nominee the form entitled “Beneficial Owner Election Form” so that it will be received well in advance of 5:00 p.m., New York City time, on April 3, 2009, the last business day prior to the scheduled April 6, 2009 expiration date of this rights offering. You should receive this form from your broker, bank or other nominee with the other rights offering materials. You should contact your broker, bank or other nominee if you do not receive this form, but you believe you are entitled to participate in this rights offering.

Q:	If I want to exercise my rights, will it be easier for me to do so if I hold my rights in my own name or through my broker, bank or other nominee?

A:	We believe that it will be easier to exercise rights held through a broker, bank or other nominee rather than in your own name. Your broker, bank or other nominee should be experienced in completing the documentation necessary to exercise your rights. Your broker, bank or other nominee will provide you with the means to exercise your rights. Once you have indicated to your broker, bank or other nominee your decision to exercise your rights, your broker, bank or other nominee will take care of all of the necessary documentation. Your broker, bank or other nominee may also use the facilities of The Depository Trust Company, which we refer to as “DTC,” to effect the exercise of your rights in a timely manner.

Q:	When will I receive the shares I am purchasing by exercising my rights?

A:	We will deliver to the recordholders who purchase Class A Common Shares and Class B Common Shares in this rights offering the common shares purchased approximately 20 business days after the expiration date of this rights offering. We refer to this date as the “settlement date.” This will allow sufficient time for us to determine that the Backstop Purchaser is able to fully perform under the Backstop Commitment. No interest will be paid to you on the funds you deposit with the rights agent.

Q:	Will I be charged a sales commission or a fee if I exercise my rights?

A:	We will not charge a brokerage commission or a fee to rights holders for exercising their rights. If you exercise your rights through a broker, bank or other nominee, however, you will be responsible for any fees charged by your broker, bank or nominee.

Q:	If I exercise my rights in the rights offering, may I withdraw the exercise?

A:	Yes. Once you have exercised your rights, you may withdraw your exercise at any time prior to the deadline for withdrawal, but not thereafter, by following the procedures described under “The Rights Offering — Revocation of Exercise,” subject to applicable law. The deadline for withdrawal is 5:00 p.m., New York City time, on the business day prior to the expiration date of the rights offering. Unless the rights offering is extended in our sole discretion, the deadline for withdrawal will be on April 3, 2009.

Q:	May you terminate the rights offering?

A:	Yes. We currently have no intention of terminating the rights offering, but we may, in our sole discretion, terminate the rights offering in the event that unforeseen circumstances occur between the date of this prospectus and the settlement date. See “The Rights Offering — Cancellation Rights; Conditions to the Rights Offering.”

Q:	If the rights offering is terminated, will my payment be refunded to me?

A:	Yes. If the rights offering is terminated, the rights agent will return as soon as practicable all subscription payments, without interest or deduction. See “The Rights Offering — Cancellation Rights; Conditions to the Rights Offering.”

Q:	Have you or your board of directors made a recommendation as to whether I should exercise my rights?

A:	No. Neither we, our board of directors nor the Audit Committee are making any recommendation as to whether or not you should exercise your rights. You are urged to make your decision based on your own assessment of this rights offering and after considering all of the information in this prospectus supplement and the accompanying prospectus, including (i) the risk factors under the heading “Risk Factors” beginning on

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page S-7 of this prospectus supplement, (ii) the risk factors beginning on page 32 of our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference herein and (iii) and all of the other information incorporated by reference in this prospectus supplement and the accompanying prospectus.

Q:	How does the backstop commitment work?

A:	The Backstop Purchaser, a private investment entity through which Fox Paine Capital Fund II International and related co-investment funds (collectively, “Fund II International”) will hold their investment, has agreed with us that it will purchase from us, at $3.50 per share, all of the Class A Common Shares and Class B Common Shares that are not issued pursuant to the exercise of Class A Rights and Class B Rights, which we refer to as the “Backstop Shares.” We refer to the commitment of the Backstop Purchaser as the “Backstop Commitment.”

The Backstop Purchaser’s obligations under the Backstop Commitment are subject to a number of conditions and limitations described under “The Backstop Commitment.” If one of these conditions is not fulfilled or waived, the Backstop Purchaser will not be required to purchase any of the Backstop Shares pursuant to the Backstop Commitment, although it may waive satisfaction of such condition. In order to ensure that holders of Class A Rights and Class B Rights are not obligated to purchase Class A Common Shares or Class B Common Shares for which they have subscribed in this rights offering if the Backstop Purchaser does not purchase some or all of the Backstop Shares, no Class A Common Shares or Class B Common Shares will be issued until we have been informed that all of the conditions to the Backstop Purchaser’s obligations have been satisfied and that the Backstop Purchaser is able to perform its obligations under its Backstop Commitment. For a description of the other terms of the Backstop Commitment, including the fees payable to Fox Paine, see “The Backstop Commitment.” See also “Risk Factors — Fox Paine will continue to control a substantial interest in us and thus may exert significant influence on corporate affairs and actions, including those submitted to a shareholder vote” and “— The Backstop Commitment is subject to a number of conditions and can be reduced or terminated.

Q:	What are the material U.S. federal income tax consequences of the rights offering to me?

A:	Mayer Brown LLP, our tax counsel, has provided us with an opinion that persons who hold Class A Common Shares or Class B Common Shares as capital assets and who are not subject to special treatment under U.S. federal income tax law (e.g., as a bank or dealer in securities) generally will not recognize gain or loss on the receipt, exercise or lapse of their rights. You should refer to “Material Tax Considerations” for a more complete discussion and for additional qualifications and limitations to which the opinion is subject. In addition, you should consult your own tax advisor as to the tax consequences to you of the receipt, exercise or lapse of the rights in light of your particular circumstances.

Q:	What should I do if I have other questions?

A:	If you have any questions about the procedure for exercising your rights, including the procedure if you have lost your rights certificate, please contact Georgeson, which is acting as our information agent, at:

Georgeson 199 Water Street, 26th Floor New York, NY 10038

Banks and brokerage firms, please call collect at: (212) 440-9800.
All others, please call toll-free at: (800) 501-4416.

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Important Dates to Remember

Event	Date

Record date	March 16, 2009
Subscription period	From March 16, 2009 through April 6, 2009(1)
Withdrawal date	April 3, 2009(1)
Expiration date	April 6, 2009(1)
Deadline for Delivery of Rights Certificates and Payment for Shares(2)	April 6, 2009(1)
Deadline for Delivery of Notice of Guaranteed Delivery(2)	April 6, 2009(1)
Deadline for Delivery of Subscription Certificates and Payment for Shares pursuant to Notice of Guaranteed Delivery	April 9, 2009(1)
Expected payment date for Backstop Shares and Class B Payment Date	April 30, 2009(1)
Common shares issued	May 4, 2009(1)

(1)	Unless the offering is extended.

(2)	Participating rights holders must, by the expiration date of this offering (unless the rights offering is extended), either (i) deliver a rights certificate and payment for shares or (ii) cause to be delivered on their behalf a notice of guaranteed delivery.

(3)	The payment date for the Backstop Shares will occur 18 business day following Fox Paine’s receipt of notice from us of the number and class of common shares subscribed for in the rights offering, which we are required to deliver within three days of the Expiration Date.

For a more complete description of the rights offering, see “The Rights Offering.”

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PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus supplement and may not contain all of the information that is important to you in making an investment decision. This summary is qualified in its entirety by and should be read together with the information contained in other parts of this prospectus supplement, the accompanying prospectus and the documents we incorporate herein by reference. You should carefully read this entire prospectus supplement, the accompanying prospectus and the documents that we incorporate herein by reference before making a decision about whether to invest in our Class A Common Shares or Class B Common Shares. You should pay special attention to the “Risk Factors” section of this prospectus supplement, including the risk factors incorporated by reference into this prospectus supplement, that are identified in that section.

Our Company

General

United America Indemnity, through its Insurance and Reinsurance Operations, is one of the leading specialty property and casualty insurers in the industry, as well as a provider of treaty and facultative reinsurance for writers of excess, surplus, and specialty lines of property and casualty insurance, respectively.

Our Insurance Operations

The United National Insurance Companies and the Penn-America Insurance Companies distribute property and casualty insurance products and operate predominantly in the excess and surplus lines marketplace. To manage our operations, we differentiate them by product classification and distribution system. These product classifications are: 1) Penn-America, which includes property and general liability products for small commercial businesses distributed through a select network of wholesale general agents with specific binding authority; 2) United National, which includes program, general liability, and professional lines products distributed through program administrators with specific binding authority; and 3) Diamond State, which includes property, casualty, and professional lines products distributed through wholesale brokers and program administrators with specific binding authority. These product classifications comprise our Insurance Operations business segment and are not considered individual business segments because each product has similar economic characteristics, distribution, and coverages. Our Insurance Operations provide property, casualty, and professional liability products utilizing customized guidelines, rates, and forms tailored to our risk and underwriting philosophy. Our Insurance Operations are licensed to write on a surplus lines (non-admitted) basis and an admitted basis in all 50 U.S. States, the District of Columbia, Puerto Rico, and the U.S. Virgin Islands, which provides us with flexibility in designing products, programs, and in determining rates to meet emerging risks and discontinuities in the marketplace.

For 2008, the combined ratio of our Insurance Operations was 115.2%. The combined ratio of an insurance company is a non-GAAP financial measure that is generally viewed in the insurance industry as an indication of underwriting profitability and is calculated as the sum of the loss and expense ratios. The loss ratio is the ratio of net losses and loss adjustment expenses to net premiums earned, and the expense ratio is the ratio of acquisition costs and other underwriting expenses to net premiums earned.

We distribute our insurance products through a group of approximately 110 professional general agencies that have specific quoting and binding authority, as well as a number of wholesale insurance brokers who in turn sell our insurance products to insureds through retail insurance brokers.

Our United National Insurance Companies and Penn-America Insurance Companies are rated “A” (Excellent) by A.M. Best, which assigns credit and financial strength ratings to insurance companies transacting business in the United States. “A” (Excellent) is the third highest rating of sixteen rating categories. These ratings are based upon factors of concern to policyholders, such as capital adequacy, loss reserve adequacy, and overall operating performance, and are not directed to the protection of investors.

Our Reinsurance Operations

We provide third party treaty and facultative reinsurance for insurers of excess and surplus and specialty lines of property and casualty insurance through Wind River Reinsurance Ltd. (“Wind River Reinsurance”). Wind River Reinsurance began offering third party reinsurance in the third quarter of 2006 and entered into its initial third party reinsurance treaty effective January 1, 2007. Wind River Reinsurance also provides reinsurance to our Insurance Operations. Wind River Reinsurance was formed in 2006 through the amalgamation of our Non-U.S. Insurance Operations into a single Bermuda based company. Prior to the amalgamation, our Non-U.S. Insurance Operations consisted of Wind River Insurance Company (Barbados) Ltd., which we refer to as “Wind River (Barbados),” and Wind River Insurance Company (Bermuda) Ltd., which we refer to as “Wind River (Bermuda).” Our Non-U.S. Insurance Operations discontinued offering direct third party excess and surplus lines primary insurance policies in the fourth quarter of 2005. All excess and surplus lines insurance policies written through our Non-U.S. Insurance Operations have been allowed to expire and have not been renewed.

Wind River Reinsurance is rated “A” (Excellent) by A.M. Best.

Recent Developments

On March 4, 2009, we announced that our board of directors has approved a re-domestication of United America Indemnity, Ltd. to move its place of incorporation from the Cayman Islands to Zug, Switzerland. Our shareholders will be asked to vote in favor of the proposal at our annual general meeting, which will be scheduled for May. If approved by our shareholders, and subject to certain regulatory approvals, we expect the re-domestication of United America Indemnity to be effective in summer 2009. Following the re-domestication, we will continue to be registered with the SEC and our Class A Common Shares will continue to trade on the Nasdaq Global Select Market under the ticker symbol “INDM.”

We do not expect the re-domestication to have any material adverse short-term or long-term impact on our financial results. We expect to provide full details of the transactions, and the associated benefits and risks in our proxy statement with respect to our 2009 annual general meeting.

This prospectus supplement and the accompanying prospectus relates only to the rights offering described herein and not to the proposed re-domestication and we are not soliciting your proxies for approval of the re-domestication by this prospectus supplement and the accompanying prospectus. We intend to file a proxy statement/prospectus with the SEC with respect to the proposed re-domestication. You are urged to read such proxy statement/prospectus and any other documents we file with the SEC, when available, that will contain important information about the proposed re-domestication. The prospectus/proxy statement will be, and other documents filed or to be filed by us with the SEC are or will be, available free of charge at the SEC’s Web site (www.sec.gov) or from our investor relations department, Walker House, 87 Mary Street, KYI — 9002, George Town, Grand Cayman, Cayman Islands, telephone: (345) 949-0100 or e-mail: info@uai.ky.

We and our directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies in connection with the proposed re-domestication. Information about our directors and executive officers will be available in the proxy statement/prospectus to be filed in connection with the transaction. This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

Rights Offering Summary

The following summary highlights selected information from this prospectus supplement and the documents incorporated by reference herein and does not contain all of the information that may be important to you. You should carefully read this prospectus supplement, the accompanying prospectus and all of the information incorporated by reference herein and therein.

Issuer	United America Indemnity, Ltd.

Rights Offered	Pursuant to this rights offering, we will distribute at no charge to each holder of our Class A Common Shares one non-transferable Class A Right for each Class A Common Share and to each holder of our Class B Common Shares one non-transferable Class B Right for each Class B Common Share, in each case owned as of 5:00 p.m., New York City time, on March 16, 2009, which is the record date for this rights offering. We expect the gross proceeds from this rights offering to be approximately $100 million.

Rights	Each Class A Right entitles the holder to purchase 0.9013 of a Class A Common Share at the subscription price of $3.50 per Class A Common Share. Each Class B Right entitles the holder to purchase 0.9013 of a Class B Common Share at the subscription price of $3.50 per Class B Common Share.

Subscription Price	$3.50 per Class A Common Share, which represents approximately 82.16% of the closing price of $4.26 per Class A Common Share on the Nasdaq Global Select Market on March 9, 2009, the last trading day before the announcement of the terms of this rights offering.

$3.50 per Class B Common Share.

Record Date	March 16, 2009 at 5:00 p.m., New York City time.

Expiration Date	April 6, 2009 at 5:00 p.m., New York City time, unless extended by us in our sole discretion. We will announce any extension by not later than 9:00 a.m., New York City time, on the business day following the previously scheduled expiration date. See “The Rights Offering — Expiration of the Rights Offering and Extensions, Amendments and Termination.”

Settlement Date	We will deliver to the recordholders who purchase Class A Common Shares and Class B Common Shares in this rights offering the common shares purchased approximately 20 business days after the expiration date of this rights offering. See “The Rights Offering — Settlement Date.”

Use of Proceeds	We estimate that the proceeds from this rights offering and the Backstop Commitment will be approximately $100 million, before deducting estimated expenses relating to this rights offering, including fees payable to Fox Paine.

We intend to use the net proceeds of this rights offering and the Backstop Commitment to support our strategic initiatives, enhance liquidity and financial flexibility, and for other general corporate purposes.

Non-Transferability of Rights	Rights are being issued only to holders of our Class A Common Shares and Class B Common Shares as of the record date and are non-transferable.

No Recommendation	We are not making any recommendations as to whether or not you should exercise or let lapse your rights. Stockholders that exercise rights risk loss of their investment. Stockholders that do not exercise their rights will be diluted. We cannot assure you that the market price for our Class A Common Shares will be above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You are urged to make your decision based on your own assessment of our business and this rights offering. Please See “Risk Factors” for a discussion of some of the risks involved in investing in our Class A Common Shares or Class B Common Shares and “The Rights Offering — No Board Recommendation.”

Method of Subscription — Exercise of Rights	If you hold Class A Common Shares or Class B Common Shares directly, you may exercise your rights by delivering your properly completed and executed rights certificate with any required signature guarantees or other supplemental documentation and the full subscription price payment for each share for which you subscribe to the rights agent for actual receipt prior to 5:00 p.m., New York City time, on April 6, 2009, the scheduled expiration date of this rights offering.

If you are a beneficial owner of our Class A Common Shares or Class B Common Shares whose shares are registered in the name of a broker, custodian bank or other nominee and you wish to exercise your rights, your broker, custodian bank or other nominee must actually receive your instructions in sufficient time to enable such entities to exercise the rights associated with the common shares that you beneficially own prior to the scheduled April 6, 2009 expiration date of this rights offering, and to deliver all documents and payment to the rights agent on your behalf such that they will be actually received by the rights agent prior to 5:00 p.m., New York City time on April 6, 2009, the scheduled expiration date of this rights offering.

We provide more details on how to exercise rights under “The Rights Offering.”

Revocation of Exercise	Once you have exercised your subscription privileges, you may revoke your exercise by following the procedures set forth under “The Rights Offering — Revocation of Exercise.” Any valid revocation of an exercise of rights may not be rescinded and such rights may not thereafter be exercised.

Unexercised Rights	Rights not exercised prior to the expiration date of this rights offering will be null and void and will have no value.

Backstop Commitment	We have entered into an agreement with the Backstop Purchaser, an investment controlled by Fox Paine, the owner of approximately 8.5% of our Class A Common Shares and all of our Class B Common Shares, together representing approximately 45.1% of our combined outstanding common shares and approximately 88.1% of our total voting power, pursuant to which the Backstop Purchaser has agreed, subject to certain conditions, to purchase all of the Class A Common Shares offered hereby and not subscribed for pursuant to this rights offering.

Extension, Cancellation and Amendment	We may, in our sole discretion, extend this rights offering and the period for exercising your rights for any reason, including if we determine that changes in the market price of our Class A Common Shares warrant an extension or if we decide to give stockholders more time to exercise their rights in this rights offering, although we do not presently intend to do so. We may, in our sole discretion, cancel this rights offering at any time prior to the delivery of the common shares pursuant to this rights offering. In the event that this rights offering is cancelled, all subscription payments received by the rights agent will be returned, without interest or deduction, as soon as practicable. We also reserve the right, in our sole discretion, to amend or modify the terms of this rights offering. See “The Rights Offering — Expiration of this Rights Offering and Extensions, Amendments and Termination” and “— Cancellation Rights; Conditions to the Rights Offering.”

Conditions	This rights offering is subject to certain conditions set forth under the heading “The Rights Offering — Cancellation Rights; Conditions to the Rights Offering.”

Class A Common Shares Outstanding Before This Rights Offering	19,059,604 Class A Common Shares were outstanding as of March 16, 2009, which is the record date for this rights offering.

Class A Common Shares To Be Outstanding After Completion of This Rights Offering	36,196,437 Class A Common Shares, assuming an aggregate of 17,136,833 Class A Common Shares are purchased pursuant to this rights offering and the Backstop Commitment.

Class B Common Shares Outstanding Before This Rights Offering	12,687,500 Class B Common Shares were outstanding as of March 16, 2009, which is the record date for this rights offering.

Class B Common Shares To Be Outstanding After Completion of This Rights Offering	24,122,744 Class B Common Shares, assuming an aggregate of 11,435,244 Class B Common Shares are purchased pursuant to this rights offering and the Backstop Commitment.

Listing	Our Class A Common Shares are quoted on the Nasdaq Global Select Market under the symbol “INDM.” The rights are not transferable and will not be listed on any securities exchange.

Our Class B Common Shares are not listed on any securities exchange.

Commissions or Fees	We will not charge a brokerage commission or a fee to rights holders for exercising their rights. However, if you exercise your rights through a broker, custodian bank or other nominee, you will be responsible for any fees charged by your broker, custodian bank or other nominee.

Risk Factors	Exercising your rights and investing in our Class A Common Shares or Class B Common Shares will provide you with an additional equity ownership interest in us and thus involves certain risks. You are urged to read and consider the risk factors relating to an investment in us set forth under “Risk Factors,” beginning on page S-7 of this prospectus supplement and page 33 of our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC, and incorporated by reference in this prospectus supplement, as well as other filings and information we include or incorporate by reference in this prospectus supplement and the accompanying prospectus.

For additional information regarding this rights offering to holders of our Class A Common Shares or Class B Common Shares, see “The Rights Offering.”

Foreign Stockholders	We will not mail the rights certificates to stockholders whose addresses are outside the United States or that have an army post office or fleet post office address. The rights agent will hold the rights certificates for such holder’s account. To exercise rights, stockholders with such addresses must notify the rights agent and timely follow the procedures described in “The Rights Offering — Foreign and Other Stockholders.”

Deciding Not to Exercise Rights	Even if you do not exercise your rights, you will retain your current number of Class A Common Shares and Class B Common Shares. You are not required to subscribe in this rights offering. However, if you do not exercise your rights, the percentage of our Class A Common Shares and Class B Common Shares that you own will decrease, and your voting and other rights will be diluted as a result of the issuance of approximately 17,136,833 Class A Common Shares and 11,435,244 Class B Common Shares pursuant to this rights offering.

Certain U.S. Federal Income Tax Considerations	Mayer Brown LLP, our tax counsel, has advised us that, for U.S. federal income tax purposes, you generally will not recognize income or loss upon receipt, exercise or lapse of a right. You should consult your own tax advisor as to the tax consequences to you of the receipt, exercise, or lapse of the rights in light of your particular circumstances. See “Material Tax Considerations.”

Rights Agent	The rights agent for this rights offering is StockTrans Inc. (“StockTrans”). The address for delivery to the rights agent is as follows:

By Mail or Overnight Courier:

StockTrans Inc. 44 West Lancaster Ave. Ardmore, PA 19003

You may refer questions regarding this rights offering to StockTrans by calling: (800) 733-1121 or collect at (610) 649-7302.

Information Agent	If you have questions or need assistance in respect of the procedure for exercising your rights, please contact Georgeson, the information agent for this rights offering, toll-free at (800) 501-4416. Banks and brokerage firms please call collect at (212) 440-9800.

RISK FACTORS

Exercising your rights and investing in our Class A Common Shares or Class B Common Shares involves risks. You should carefully consider the following information about these risks, together with the other information incorporated by reference into this prospectus supplement and the accompanying prospectus, including the information discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated herein by reference, before investing in our Class A or Class B Common Shares. These risks could materially and adversely affect our business, financial condition, liquidity and results of operations and the market price of our Class A Common Shares.

Stockholders who do not fully exercise their rights will have their interests diluted as a result of the issuance of up to approximately 17,136,833 shares of our Class A Common Shares and up to 11,435,244 shares of our Class B Common Shares pursuant to this rights offering.

This rights offering will result in the issuance of up to approximately 17,136,833 shares of our Class A Common Shares and up to approximately 11,435,244 shares of our Class B Common Shares. As a result, if you choose not to exercise your rights in full, your relative ownership interest in the Company will be diluted.

If no rights holders exercise their rights in this rights offering, the Backstop Commitment with the Backstop Purchaser will result in the issuance of approximately 17,136,833 Class A Common Shares and 11,435,244 Class B Common Shares to the Backstop Purchaser. Rights holders who do not exercise their rights by 5:00 p.m., New York City time, on April 6, 2009, the scheduled expiration date of this rights offering, will have their rights expire and be void and no longer exercisable.

Fox Paine will continue to control a substantial interest in us and thus may exert significant influence on corporate affairs and actions, including those submitted to a shareholder vote.

We have entered into an agreement with the Backstop Purchaser, an investment entity controlled by Fox Paine, the beneficial owner of approximately 8.5% of our Class A Common Shares and all of our Class B Common Shares, together representing approximately 45.1% of our combined outstanding common shares and approximately 88.1% of our total voting power, pursuant to which the Backstop Purchaser has agreed, subject to certain conditions, to purchase all of the Class A and Class B Common Shares offered hereby and not subscribed for pursuant to this rights offering. The Backstop Purchaser will purchase an aggregate number of Class A Common Shares equal to 17,136,833 less any Class A Common Shares issued pursuant to this rights offering, up to a maximum of 15,674,270 Class A Common Shares, at the rights offering subscription price of $3.50. If it becomes necessary for the Backstop Purchaser to purchase Class A Common Shares or Class B Common Shares because this rights offering is undersubscribed, the ownership position of Fox Paine would be increased.

Following the closing of this Rights Offering, Fox Paine will beneficially own 100% of our issued and outstanding Class B Common Shares and at least approximately 8.5% of our issued and outstanding Class A Common Shares and possibly as much as approximately 51.9% of our issued and outstanding Class A Common Shares in the event that no rights are exercised.

As a result of its ownership, Fox Paine has and will continue to have control over the outcome of certain matters requiring shareholder approval, including the power to, among other things:

•	amend our memorandum or articles of association;

•	prevent schemes of arrangement of our subsidiaries’ assets; and

•	approve redemption of the common shares.

Fox Paine will also be able to prevent or cause a change of control. Fox Paine’s control over us, and Fox Paine’s ability to prevent or cause a change of control, may delay or prevent a change of control, or cause a change of control to occur at a time when it is not favored by other shareholders. As a result, the trading price of our Class A Common Shares could be adversely affected.

Under the terms of a shareholders agreement between us and Fox Paine, Fox Paine has the contractual right to nominate a majority of the members of our Board of Directors. Our Board of Directors currently consists of eight directors, five of whom were nominated by Fox Paine & Company: Messrs. Saul A. Fox, Seth J. Gersch, Michael J. Marchio, Stephen A. Cozen, and James R. Kroner.

Our Board of Directors, in turn, and subject to its fiduciary duties under Cayman Islands law, appoints the members of our senior management, who also have fiduciary duties to the Company. As a result, Fox Paine effectively has the ability to control the appointment of the members of our senior management and to prevent any changes in senior management that other shareholders, or that other members of our Board of Directors, may deem advisable.

The subscription price determined for this rights offering is not necessarily an indication of our book value or the price at which our shares may trade.

The subscription price per Class A Common Share for this rights offering is approximately 82.16% of the closing price of $4.26 per Class A Common Share on the Nasdaq Global Select Market on March 9, 2009, the last trading day before the public announcement of the terms of this rights offering. The subscription price per Class B Share for this rights offering is $3.50.

The subscription price does not necessarily bear any relationship to the book value of our assets, results of operations, cash flows, losses, financial condition or any other established criteria for value. You should not consider the subscription price as an indication of the value of our Class A Common Shares or Class B Common Shares or the price at which they may trade. After the date of this prospectus supplement, our Class A Common Shares or Class B Common Shares may trade at prices below the subscription price.

You could be committed to buying Class A Common Shares above the prevailing market price.

The public trading market price of our Class A Common Shares may decline before you are delivered new Class A Common Shares issuable upon the exercise of your rights. If you exercise your rights and, afterwards, the public trading market price of our Class A Common Shares decreases below the subscription price, you will have committed to buying our Class A Common Shares at a price of $3.50 per share, which may be above the prevailing market price on the settlement date of this rights offering, unless you are able to complete the procedures to revoke your exercise prior to the expiration date.

Our Class A Common Shares are traded on the Nasdaq Global Select Market under the symbol “INDM.” On March 9, 2009, the last trading day before the terms of this rights offering were publicly announced, the closing price for our Class A Common Shares on the Nasdaq Global Select Market was $4.26. We cannot assure you that after Class A Common Shares are issued upon exercise of rights, a subscribing rights holder will be able to sell Class A Common Shares purchased in this rights offering at a price equal to or greater than the subscription price of $3.50 per share. The market price of our Class A Common Shares could vary significantly, including in response to factors discussed herein and under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008. You should not exercise your rights unless you are certain that you wish to purchase additional Class A Common Shares at a price of $3.50 per share.

This offering may cause the price of our Class A Common Shares to decrease.

The subscription price per share is lower than the closing sales price of our Class A Common Shares on the last trading day before the terms of this rights offering were publicly announced. The subscription price, together with the number of Class A Common Shares we will issue in this rights offering, may result in an immediate decrease in the market value of our Class A Common Shares. This decrease may continue after the completion of this rights offering. If a substantial number of rights are exercised and the holders of the Class A Common Shares received upon exercise of those rights choose to sell some or all of those Class A Common Shares, the resulting sales could depress the market price of our Class A Common Shares.

You may not be able to resell any Class A Common Shares that you purchase pursuant to the exercise of rights immediately upon expiration of this rights offering or be able to sell your Class A Common Shares at a price equal to or greater than the subscription price.

If you subscribe for new Class A Common Shares, you will not receive those shares until the settlement date, which will be approximately 20 business days after the expiration date, and there may not be a liquid market for those Class A Common Shares prior to that time. From the time that you subscribe for those new Class A Common Shares until those Class A Common Shares are delivered, you would be able to trade those new Class A Common Shares on a “when issued” basis if an over-the-counter market for the “when issued” Class A Common Shares were to develop. We believe that such a market is not likely to develop or be liquid.

There is no established trading market for the Class B common shares.

There is currently no established trading market for the Class B Common Shares and an active market is not likely to develop. The Class B Common Shares are convertible at any time at the option of the holder thereof into one Class A Common Share. In addition, each Class B Common Share will be automatically converted into one Class A Common Share upon any transfer by the registered holder of that share, whether or not for value, subject to certain exceptions.

The Backstop Commitment is subject to a number of conditions and can be reduced or terminated.

The Backstop Commitment is subject to a number of conditions. See “The Backstop Commitment — Conditions.” If one of these conditions is not fulfilled or waived, the Backstop Purchaser will not be required to purchase any of the Backstop Shares pursuant to the Backstop Commitment. Furthermore, if any of the Backstop Purchaser’s investors default on their obligations to make capital contributions requested by Fox Paine, the Backstop Purchaser’s obligation will be reduced accordingly. In the event the Backstop Purchaser’s Backstop Commitment is reduced as a result of defaults by its investors, we may terminate the rights offering or, in the discretion of our Board of Directors, complete the rights offering with the reduced Backstop Commitment. See “The Rights Offering.”

If we cancel this rights offering, neither we nor the rights agent will have any obligation to you except to return your subscription payments.

We may, in our sole discretion, withdraw or terminate this rights offering for any reason. If we elect to withdraw or terminate this rights offering, neither we nor the rights agent will have any obligation with respect to rights that have been exercised except to return, without interest or deduction, any subscription payments we or the rights agent received from you.

If you do not act promptly and follow subscription instructions, your exercise of rights may be rejected.

If you do not exercise your rights prior to by 5:00 p.m., New York City time, on April 6, 2009, the scheduled expiration date of this rights offering, your rights will expire and you will have no further rights.

Holders of Class A Common Shares or Class B Common Shares who desire to purchase, respectively, Class A Common Shares or Class B Common Shares in this rights offering must act promptly to ensure that all required forms and payments are actually received by the rights agent prior to 5:00 p.m., New York City time, on April 6, 2009, the scheduled expiration date of this rights offering. If you are a beneficial owner of Class A Common Shares or Class B Common Shares and you wish to exercise your rights, you must act promptly to ensure that your broker, custodian bank or other nominee acts for you and that all required forms and payments are actually received by your broker, custodian bank or other nominee in sufficient time to deliver such forms and payments to the rights agent to exercise the rights associated with the Class A Common Shares or Class B Common Shares that you beneficially own prior to 5:00 p.m., New York City time, on April 6, 2009, the scheduled expiration date of this rights offering. In order to do so, you must complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election Form” in sufficient time to enable your agent to complete your subscription prior to the expiration of the rights. With respect to exercises of the rights, we shall not be responsible if your broker, custodian or nominee fails to ensure that all required forms and payments are actually received by the rights agent prior to

5:00 p.m., New York City time, on April 6, 2009, the scheduled expiration date of this rights offering. We will not pay you interest on any money you send to the rights agent when you exercise your rights prior to the time Class A Common Shares and Class B Common Shares are delivered.

If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your exercise in this rights offering, the rights agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor our rights agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

If you have an address outside the United States or an Army Post Office or a Fleet Post Office address, to exercise your rights, you must notify the rights agent before 11:00 a.m., New York City time, on April 3, 2009, three business days prior to the scheduled April 6, 2009 expiration date, take all other steps which are necessary to exercise your rights and, with respect to holders whose addresses are outside the U.S., must establish to the satisfaction of the rights agent that you are permitted to exercise your rights under applicable law. See “The Rights Offering — Foreign and Other Stockholders.”

USE OF PROCEEDS

We estimate that the proceeds from this rights offering and pursuant to the Backstop Commitment will be approximately $100 million, before deducting estimated expenses relating to this rights offering. We estimate that our expenses in connection with this rights offering will be approximately $8.5 million, including the arrangement fee and backstop fee payable in connection with the Backstop Commitment. See “The Backstop Commitment.” We intend to use the net proceeds of this rights offering and the Backstop Commitments to support our strategic initiatives, enhance liquidity and financial flexibility, and for other general corporate purposes.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, notes and debentures payable and total shareholders’ equity as of December 31, 2008 on an actual basis and as adjusted to give effect to the issuance of 17,136,833 Class A Common Shares at the subscription price of $3.50 per Class A Common Share and to the issuance of 11,435,244 Class B Common Shares at the subscription price of $3.50 per Class B Common Share in the rights offering or pursuant to the Backstop Commitment:

You should read the adjusted cash and cash equivalents and capitalization table information below in connection with “Use of Proceeds” and our consolidated financial statements and related notes incorporated by reference herein.

	At December 31, 2008
	Actual	As Adjusted
	(in thousands)

Cash and cash equivalents	$292,604	$384,066

Notes and debentures payable	$121,845	$121,845

Shareholders’ equity:
Common Shares, $0.0001 par value, 900,000,000 shares authorized; 19,059,604 and 36,196,437 Class A Common Shares outstanding actual and as adjusted, 12,687,500 and 24,122,744 Class B Common Shares outstanding actual and as adjusted	$4	$7
Additional paid-in capital	524,345	615,943
Accumulated other comprehensive income, net of taxes	25,108	25,108
Retained earnings	182,982	182,982
Class A Common Shares in treasury, at cost 6,019,156 shares	(100,446)	(100,446)

Total shareholders’ equity	$631,993	$723,593

THE RIGHTS OFFERING

Pursuant to this rights offering, we will distribute to each holder of Class A Common Shares as of the record date, which was 5:00 p.m., New York City time, on March 16, 2009, at no charge, one non-transferable Class A Right for each Class A Common Share held. We will also distribute to each holder of Class B Common Shares as of the record date at no charge, one non-transferable Class B Right for each Class B Common Share held. In aggregate, we expect that a total of approximately 19,013,462 Class A Rights and 12,687,500 Class B Rights will be distributed in connection with this rights offering. The rights will be evidenced by rights certificates. Each right will respectively entitle the holder thereof to subscribe for 0.9013 of a Class A Common Share at a subscription price of $3.50 per share or for 0.9013 of a Class B Common Share at a subscription price of $3.50 per share.

We have not engaged an underwriter in connection with this rights offering.

If you hold your shares in a brokerage account or through a dealer or other nominee, please see the information included below the heading “— Beneficial Owners.”

Subscription Privilege

You may purchase 0.9013 of a Class A Common Share for each Class A Right and 0.9013 of a Class B Common Shares for each Class B Right, upon delivery of the required documents and payment of the subscription price. As noted above under “— No Fractional Shares,” fractional Class A Common Shares or Class B Common Shares will not be issued in this rights offering. The subscription price for each Class A Common Share is $3.50 per share and $3.50 per share for each Class B Common Share. You are not required to exercise all of your rights; you may exercise your rights in whole or in part, in any whole number.

We have entered into an agreement with the Backstop Purchaser, an investment entity controlled by Fox Paine, the beneficial owner of approximately 8.5% of our Class A Common Shares and all of our Class B Common Shares, together representing approximately 45.1% of our combined outstanding common shares and approximately 88.1% of our total voting power, pursuant to which the Backstop Purchaser has agreed, subject to certain conditions, to purchase all of the Class A Common Shares offered hereby and not subscribed for pursuant to this rights offering.

Eligibility of Participants in Share Incentive Plan

Holders of restricted Class A Common Shares issued under our share incentive plan will receive rights and may subscribe for Class A Common Shares in the rights offering. However, any Class A Common Shares purchased pursuant to rights received in respect of such restricted Class A Common Shares will be subject to the same limitations on transfer as the associated restricted Class A Common Shares and will be subject to repurchase at our option at the lower of the subscription price, without interest, and the closing price of the Class A Common Shares on the Nasdaq Global Select Market on the day prior to the forfeiture in the event the associated restricted Class A Common Shares are forfeited.

Holders of unexercised options to purchase Class A Common Shares are not entitled to receive rights in the rights offering.

No Fractional Shares

Fractional shares will not be issued in this rights offering. As an example, if you owned 100 Class A Common Shares as of the record date for the rights offering, you would receive 100 Class A Rights. To calculate the number of Class A Common Shares for which you should have the right to subscribe in this rights offering, you would multiply the 0.9013 shares per right subscription ratio times your 100 Class A Rights to get a product of 90.13 Class A Common Shares. Because fractional Class A Common Shares will not be issued in this rights offering we will round down fractional Class A Common Shares to be issued to the nearest whole share, meaning that you would be entitled to purchase 90 Class A Common Shares in this rights offering pursuant to your rights.

Non-Transferable Rights

Rights are being issued only to holders of our Class A Common Shares and Class B Common Shares as of the record date and are non-transferable. Rights may only be exercised by a subscribing holder for his or her own account, provided that such rights may be transferred by operation of law in the case of the death, dissolution, liquidation, termination or bankruptcy of the holder, or in accordance with an order of an appropriate court.

Expiration of the Rights Offering and Extensions, Amendments and Termination

You may exercise your rights at any time prior to 5:00 p.m., New York City time, on April 6, 2009, the scheduled expiration date for this rights offering.

Your rights certificate, together with full payment of the subscription price, must be received by the rights agent prior to the expiration date of this rights offering. We recommend that you use an overnight courier. If you use the mail, we recommend that you send it by registered mail, properly insured, with return receipt requested.

We may extend the time for exercising the rights, in our sole discretion. We will extend the duration of this rights offering as required by applicable law, and may choose to extend it if we decide that changes in the market price of our Class A Common Shares warrant an extension or if we decide to give investors more time to exercise their rights in this rights offering. If we elect to extend the expiration of this rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.

We reserve the right, in our sole discretion, to amend or modify the terms of this rights offering. In the event of a material change in this rights offering, including the waiver of a material condition, we will extend the duration of this rights offering if necessary to ensure that at least five business days remain in this rights offering following notice of the material change.

If you do not exercise your rights prior to 5:00 p.m., New York City time, on expiration date of this rights offering, scheduled for April 6, 2009, your unexercised rights will expire and be null and void and will have no value.

We will not be obligated to honor your exercise of rights if the rights agent receives the documents relating to your exercise after this rights offering expires, regardless of when you transmitted the documents.

Settlement Date

We will deliver to the recordholders who purchase Class A Common Shares and Class B Common Shares in this rights offering the common shares purchased approximately 20 business days after the expiration date of this rights offering. This will allow sufficient time for us to determine that the Backstop Purchaser is able to fully perform under the Backstop Commitment. No interest will be paid to you on the funds you deposit with the rights agent.

Cancellation Rights; Conditions to the Rights Offering

We reserve the right to cancel or terminate this rights offering, in whole or in part, in our sole discretion at any time prior to the settlement date for any reason (including a change in the market price of our Class A Common Shares) or no reason.

Without limiting the generality of the foregoing, this rights offering is subject to the following conditions:

•	the Backstop Commitment is terminated in accordance with its terms, including because of a failure of a condition to the Backstop Purchaser’s obligations under the Backstop Commitment;

•	there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to this rights offering that in our sole judgment would or might make this rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of this rights offering;

•	there shall have occurred, or be likely to occur, any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls that, in our sole judgment, would be likely to impair materially the contemplated benefits of this rights offering to us; or

•	any event or circumstance affecting the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the company or our subsidiaries that, in our sole judgment, shall have occurred, or be likely to occur, that would or might:

•	prohibit, prevent, restrict or delay the consummation of this rights offering,

•	make it impractical or inadvisable to proceed with this rights offering, or

•	be materially adverse to the business, operations, properties, condition (financial or otherwise), assets liabilities or prospects of the company and our subsidiaries, taken as a whole.

We may waive any of these conditions and choose to proceed with this rights offering even if one or more of these events occur.

In the event of a material change in this rights offering, including the waiver of a material condition, we will extend the duration of this rights offering if necessary to ensure that at least five business days remain in this rights offering following notice of the material change. If we cancel or terminate this rights offering, in whole or in part, all affected rights will expire without value and all subscription payments received by the rights agent will be returned promptly, without interest or deduction.

Method of Subscription — Exercise of Rights

You may exercise your rights by delivering the following to the rights agent for actual receipt prior to 5:00 p.m., New York City time, on April 6, 2009, the scheduled expiration date of this rights offering:

•	Your properly completed and executed rights certificate with any required signature guarantees or other supplemental documentation; and

•	Your full subscription price payment for each share subscribed for under your subscription privileges.

If you are a beneficial owner of our Class A Common Shares whose shares are registered in the name of a broker, custodian bank or other nominee and you wish to exercise your rights, your broker, custodian bank or other nominee must actually receive your instructions to exercise your rights and all requisite documents and payments in sufficient time to enable such entities to exercise the Class A Rights that you beneficially own prior to 5:00 p.m., New York City time on the expiration date of this rights offering, scheduled for April 6, 2008.

Your Class A Rights will not be considered exercised unless the rights agent actually receives from you, your broker, custodian or nominee, as the case may be, all of the required documents and your full subscription price payment prior to 5:00 p.m., New York City time, on April 6, 2009, the scheduled expiration date of this rights offering.

Your Class B Rights will not be considered exercised unless the rights agent actually receives from you all of the required documents prior to 5:00 p.m., New York City time, on April 6, 2009, the scheduled expiration date of this rights offering and your full subscription price payment on or before the 18th business day after the expiration date, which date we refer to as the “Class B Payment Date.” As used in this prospectus supplement, the term “business day” means a day (i) other than Saturday, Sunday or a day on which commercial banks are authorized or required to close in New York, New York and Los Angeles, California and (ii) on which banks in the Cayman Islands are open.

Method of Payment

Your payment of the subscription price must be made in U.S. dollars for the full number of our Class A Common Shares and Class B Common Shares for which you are subscribing by either:

•	certified check drawn upon a U.S. bank payable to the rights agent,

•	cashier’s check drawn upon a U.S. bank or postal, telegraphic or express money order payable to the rights agent, or

•	wire transfer of immediately available funds, to the subscription account maintained by the rights agent at StockTrans Inc., 44 West Lancaster Ave., Ardmore, PA 19003, ABA no. 236073801, Account No. 335500765.

You may not pay by uncertified check.

Receipt of Payment

Your payment will be considered received by the rights agent only upon:

•	receipt by the rights agent of any certified or cashier’s check drawn upon a U.S. bank or of any postal, telegraphic or express money order; or

•	receipt of collected funds in the subscription account designated above.

Delivery of Subscription Materials and Payment

You should deliver your rights certificate, payment of the subscription price (unless you decide to wire your payment) and any Notices of Guaranteed Delivery to StockTrans Inc., which is acting as our rights agent, by mail or overnight courier to:

By Mail:	By Overnight Courier:

StockTrans Inc. Attn: Re-Organization Dept. 44 West Lancaster Ave. Ardmore, PA 19003	StockTrans Inc. Attn: Re-Organization Dept. 44 West Lancaster Ave. Ardmore, PA 19003

You may call the rights agent toll-free at (800) 733-1121 or collect at (610) 649-7302.

Your delivery to an address or by any method other than as set forth above will not constitute valid delivery.

For additional information, if you are a beneficial owner of our Class A Common Shares whose shares are registered in the name of a broker, custodian bank or other nominee, see “— Beneficial Owners.”

Guaranteed Delivery Procedures

If you wish to exercise your subscription rights, but you do not have sufficient time to deliver the rights certificate evidencing your subscription rights to the rights agent at or before 5:00 p.m., New York City time, on April 6, 2009, the scheduled expiration date of this rights offering, you may exercise your subscription rights by the following guaranteed delivery procedures:

•	at or prior to 5:00 p.m., New York City time, on April 6, 2009, the scheduled expiration date of this rights offering, deliver to the rights agent your subscription price payment in full for each share you subscribed for under your subscription privileges in the manner set forth above in “— Method of Payment”;

•	at or prior to 5:00 p.m., New York City time, on April 6, 2009, the scheduled expiration date of this rights offering, deliver to the rights agent the form entitled “Notice of Guaranteed Delivery,” substantially in the form provided with the “Instructions as to Use of United America Indemnity Rights Certificates” distributed with your rights certificates; and

•	within three (3) business days following the date of your Notice of Guaranteed Delivery, deliver the properly completed rights certificate evidencing your subscription rights being exercised and the related nominee holder certification, if applicable, with any required signature guarantee, to the subscription agent.

Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the Instructions as to the Use of United America Indemnity Rights Certificates, which will be distributed to you with your rights certificate. Your Notice of Guaranteed Delivery must come from an eligible institution, or other eligible guarantee institutions that are members of, or participants in, a signature guarantee program acceptable to the subscription agent.

In your Notice of Guaranteed Delivery, you must state:

•	your name;

•	the number of subscription rights represented by your rights certificates and the number of Class A Common Shares and Class B Common Shares for which you are subscribing under your subscription privilege; and

•	your guarantee that you will, within three (3) business days following the date of your Notice of Guaranteed Delivery, deliver to the rights agent any rights certificates evidencing the rights you are exercising.

You may deliver your Notice of Guaranteed Delivery to the rights agent in the same manner as your rights certificates at the address set forth above under “ — Delivery of Subscription Materials and Payment.” You may alternatively deliver your Notice of Guaranteed Delivery to the rights agent by fax transmission (Fax No.: 610-649-7302). To confirm fax deliveries, you may call the rights agent toll-free at (800) 733-1121.

Georgeson, the information agent for this rights offering, will send you additional copies of the form of Notice of Guaranteed Delivery if you request them. Please call Georgeson toll-free at (800) 501-4416 to request any copies of the form of Notice of Guaranteed Delivery. Banks and brokerage firms please call collect at (212) 440-9800 to request any copies of the form of Notice of Guaranteed Delivery.

Calculation of Rights Exercised

If you do not indicate the number of rights being exercised, or do not forward full payment of the total subscription price payment for the number of rights that you indicate are being exercised, then you will be deemed to have exercised your subscription privilege with respect to the maximum number of rights that may be exercised with the aggregate subscription price payment you tendered to the rights agent. If your aggregate subscription price payment is greater than the amount you owe for your subscription, we or the rights agent will return the excess amount to you by mail, without interest or deduction, as soon as practicable after the expiration date of this rights offering.

Exercising a Portion of Your Rights

You may subscribe for fewer than all of the Class A Common Shares or Class B Common Shares represented by your rights certificate. All rights must be exercised prior to the expiration date of this rights offering, or else your rights will be null and void.

Your Funds Will Be Held by the Rights Agent Until the Settlement Date

The rights agent will hold your payment of the subscription price in a segregated account with other payments received from other rights holders until we issue your Class A Common Shares and Class B Common Shares to you on the settlement date.

Signature Guarantee May Be Required

YOUR SIGNATURE ON EACH RIGHTS CERTIFICATE MUST BE GUARANTEED BY AN ELIGIBLE INSTITUTION, NAMELY A MEMBER FIRM OF A REGISTERED NATIONAL SECURITIES EXCHANGE OR A MEMBER OF THE FINANCIAL INDUSTRY REGULATORY AUTHORITY, INC., OR A COMMERCIAL BANK OR TRUST COMPANY HAVING AN OFFICE OR CORRESPONDENT IN THE UNITED STATES, SUBJECT TO STANDARDS AND PROCEDURES ADOPTED BY THE RIGHTS AGENT, UNLESS:

•	YOUR RIGHTS CERTIFICATE PROVIDES THAT SHARES ARE TO BE DELIVERED TO YOU AS RECORD HOLDER OF THOSE RIGHTS; OR

•	YOU ARE AN ELIGIBLE INSTITUTION.

Provision of Notice to Beneficial Owners

If you are a broker, a trustee or a depositary for securities who holds our Class A Common Shares for the account of others as of 5:00 p.m., New York City time, on March 16, 2009, the record date, you should notify the respective beneficial owners of such shares of this rights offering as soon as possible to find out their intentions with respect to exercising their rights. You should obtain instructions from the beneficial owner with respect to their rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate rights certificates and submit them to the rights agent with the proper payment. If you hold our Class A Common Shares for the account(s) of more than one beneficial owner, you may exercise the number of rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our Class A Common Shares as of 5:00 p.m., New York City time, on March 16, 2009, the record date.

Beneficial Owners

If you are a beneficial owner of our Class A Common Shares or will receive your rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this rights offering. If you wish to exercise your rights, you will need to have your broker, custodian bank or other nominee act for you.

To indicate your decision to exercise (or not to exercise) your rights, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election Form” such that it will be received in sufficient time to enable such entities to exercise the rights associated with the Class A Common Shares that you beneficially own prior to the expiration date of this rights offering. You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in this rights offering. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Instructions for Completing Your Rights Certificate

You should read and follow the instructions accompanying the rights certificates carefully.

You are responsible for the method of delivery of your rights certificate(s) with your subscription price payment to the rights agent. If you send your rights certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the rights agent prior to the time this rights offering expires. Because uncertified checks may take five (5) or more business days to clear, you are strongly urged to pay, or arrange for payment, by means of a certified or cashier’s check or money order. If you hold certificates of our Class A Common Shares or Class B Common Shares directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you.

Determinations Regarding the Exercise of Your Rights

We will decide, in our sole discretion, all questions concerning the timeliness, validity, form and eligibility of the exercise of your rights and any such determinations by us will be final and binding. We, in our sole discretion, may waive, in any particular instance, any defect or irregularity, or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise of any of your rights because of any defect or irregularity. We will not accept any exercise of rights until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

Neither we, the rights agent nor the information agent will be under any duty to notify you of any defect or irregularity in connection with your submission of rights certificates and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of rights if your exercise is not in accordance with the terms of this rights offering or in proper form. We will also not accept the exercise of your rights if our issuance of our Class A Common Shares or Class B Common Shares to you could be deemed unlawful under applicable law.

Regulatory Limitation

We will not be required to issue to you Class A Common Shares and Class B Common Shares pursuant to this rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any regulatory authority to own or control such shares if, at 5:00 p.m., New York City time, on April 6, 2009, the scheduled expiration date of this rights offering, you have not obtained such clearance or approval.

In particular, a change of control of an insurer or of any controlling person requires the prior approval of the domestic state insurance regulator. Generally, any person who acquires 10% or more of the outstanding voting securities of the insurer or its parent company is presumed to have acquired control of the insurer. A person seeking to acquire control, directly or indirectly, of an insurance company or of any person controlling an insurance company generally must file with the domestic insurance regulatory authority a statement relating to the acquisition of control containing certain information about the acquiring party and the transaction required by statute and published regulations and provide a copy of such statement to the insurer and obtain the prior approval of such regulatory agency for the acquisition. Notwithstanding the mechanism specified in our articles of association limiting the voting rights associated with “controlled shares” of a U.S. Person, we will not issue any Class A Common Shares to any person if we believed such issuance would constitute a “change of control” under applicable insurance law.

We will require each rights holder exercising its rights to represent to us in the rights certificate that it will not be required to obtain prior clearance or approval from any regulatory authority to own or control the shares for which it is exercising its rights or that it has received, or will receive prior to 5:00 p.m., New York City time, on April 6, 2009, the scheduled expiration date of this rights offering, such approval.

Revocation of Exercise

Exercises of rights may be validly revoked at any time prior to the expiration date for this rights offering. In order for a holder to revoke the exercise of rights validly, a written or facsimile transmission notice of revocation must be received by the rights agent prior to the expiration date. Any such notice of revocation must (1) specify the name of the person who exercised the rights as to which the revocation relates, (2) contain the description of the rights the exercise of which is to be revoked and identify the rights certificate number or numbers shown on the particular rights certificates evidencing such rights (unless such rights were exercised through the facilities of DTC) and the aggregate number of Class A Common Shares and Class B Common Shares as to which such revocation relates and (3) be signed by the holder of such rights in the same manner as the original signature on the rights certificate, including a signature guarantee if applicable. A notice of revocation must also indicate the address to which a check in respect of the subscription price paid in respect of the revoked rights, without interest or deduction, is to be mailed.

Any valid revocation of an exercise of rights may not be rescinded and such rights may not be thereafter exercised. Any rights the exercise of which is effectively revoked, will be deemed not validly exercised for the purposes of this rights offering and no new rights certificates will be issued in respect thereof.

All determinations as to validity and form (including time of receipt) of notices of revocation of exercises will be made by us in our sole discretion. None of us, the rights agent, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of revocation, or incur any liability for failure to give any such notification.

Procedures for DTC Participants

We expect that the exercise of your subscription privilege may be made through the facilities of The Depository Trust Company, or DTC. If your rights are held of record through DTC, you may exercise your subscription privilege through DTC’s PSOP function, instructing DTC to charge your applicable DTC account for the subscription payment for the new Class A Common Shares and deliver such amount to the rights agent. DTC must receive the subscription instructions and payment for the new shares by the expiration date.

Foreign and Other Stockholders

We will not mail rights certificates to stockholders that have addresses outside the United States or whose addresses are Army Post Office or Fleet Post Office addresses. Instead, we will have the rights agent hold the rights certificates for those holders’ accounts. To exercise their rights, foreign holders or holders with an Army Post Office or a Fleet Post Office address must notify the rights agent before 11:00 a.m., New York City time, on April 3, 2009, take all other steps which are necessary to exercise your rights and, with respect to holders whose addresses are outside the United States, must establish to the satisfaction of the rights agent that it is permitted to exercise its rights under applicable law. If the procedures set forth in the preceding sentence are not followed prior to the expiration date, your rights will expire and be null and void.

No Board Recommendation

An investment in our Class A Common Shares or Class B Common Shares must be made according to each investor’s evaluation of its own best interests and after considering all of the information in this prospectus supplement and the accompanying prospectus, including (1) the risk factors under the heading “Risk Factors” in this prospectus supplement, including the additional tax risks and the risks relating to this rights offering, (2) the risk factors included under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference herein and (3) all of the other information incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor our board of directors make any recommendation to rights holders regarding whether they should exercise their rights.

Class A Common Shares Outstanding After the Rights Offering

Based on the 19,059,604 Class A Common Shares outstanding as of the rights offering record date, assuming an aggregate of 17,136,833 Class A Common Shares are purchased pursuant to this rights offering and the Backstop Commitment, 36,196,437 Class A Common Shares will be issued and outstanding after the consummation of this rights offering, an increase in the number of outstanding Class A Common Shares of approximately 90.13%.

Class B Common Shares Outstanding After the Rights Offering

Based on the 12,687,500 Class B Common Shares outstanding as of the rights offering record date, assuming an aggregate of 11,435,244 Class B Common Shares are purchased pursuant to this rights offering and the Backstop Commitment, 24,122,744 Class B Common Shares will be issued and outstanding after the consummation of this rights offering, an increase in the number of outstanding Class B Common Shares of approximately 90.13%.

Effects of Rights Offering on Employee Benefit Plans

As of March 10, 2009, there were vested and unvested options outstanding to purchase approximately 542,441 Class A Common Shares and approximately 402,128 unvested restricted Class A Common Shares outstanding. None of the outstanding options or restricted Class A Common Shares have antidilution or other provisions of adjustment that will be triggered by this rights offering. Each outstanding and unexercised option will not be changed as a consequence of this offering and will be exercisable, subject to vesting, if any, for the same number of our Class A Common Shares as before this rights offering. Similarly, each restricted Class A Common Share will remain unchanged.

Capital Markets Structuring Advisor

We have retained Citigroup Global Markets Inc. to act as capital markets structuring advisor in connection with this rights offering. Citigroup Global Markets Inc. will provide capital markets structuring advisory services to the Company in connection with this rights offering. Citigroup Global Markets Inc. will not underwrite this rights offering or solicit exercises of rights and has no obligation to purchase, or procure purchases of, the Class A

Common Shares or Class B Common Shares offered hereby or otherwise act in any capacity whatsoever as an underwriter or agent.

We have agreed to pay Citigroup Global Markets Inc. a customary capital markets structuring advisory fee in connection with the rights offering. In addition, we have agreed to indemnify Citigroup Global Markets Inc. with respect to certain liabilities, including liabilities under the federal securities laws.

Citigroup Global Markets Inc. has not prepared any report or opinion constituting a recommendation or advice for us or for our shareholders in connection with the rights offering, nor has Citigroup Global Markets Inc. prepared an opinion as to the fairness of the subscription price or the terms of this rights offering. Citigroup Global Markets Inc. expresses no opinion and makes no recommendation to the holders of our Class A Common Shares or Class B Common Shares as to the purchase by any person of any shares of our Class A or Class B Common Shares. Citigroup Global Markets Inc. also expresses no opinion as to the prices at which Class A Common Shares or Class B Common Shares to be distributed in connection with this rights offering may trade if and when they are issued or at any future time.

We have not employed any brokers, dealers or underwriters in connection with the solicitation of exercise of rights, and, except as described herein, no other commissions, fees or discounts will be paid in connection with this rights offering.

Chad A. Leat, one of our directors, is a managing director of Citigroup Global Markets Inc. Citigroup Global Markets Inc. and certain of its affiliates have from time to time provided, and may in the future provide, various investment banking, financial advisory, capital markets structuring advisory and other services for us and our affiliates, for which they have received or will receive customary compensation. Mr. Leat recused himself from the deliberation and decision of the board to retain Citigroup Global Markets Inc. to act as our financial advisor.

Rights Agent and Information Agent

We have appointed StockTrans Inc. to act as rights agent and Georgeson to act as information agent for this rights offering. We will pay all fees and expenses of the rights agent and the information agent related to their acting in such roles in connection with this rights offering and have also agreed to indemnify the rights agent and the information agent from liabilities that they may incur in connection with this rights offering, including liabilities under the federal securities laws. However, all commissions, fees and expenses (including brokerage commission and fees and transfer taxes) incurred in connection with the exercise of rights will be for the account of the person exercising the rights, and none of such commissions, fees or expenses will be paid by us, the information agent or the rights agent.

Questions About Exercising Rights

If you have any questions or require assistance regarding the method of exercising your rights or for requests for additional copies of this prospectus supplement or for the Instructions as to the Use of United America Indemnity, Ltd. Rights Certificates, please contact Georgeson, the information agent for this rights offering, toll-free at (800) 501-4416. Banks and brokerage firms can call the information agent collect at (212) 440-9800.

Other Matters

We are not making this rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any Class A Common Shares or Class B Common Shares from rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations to accept or exercise the rights. We may delay the commencement of this rights offering in those states or other jurisdictions, or change the terms of this rights offering, in whole or in part, in order to comply with the securities law or other legal requirements of those states or other jurisdictions. We may decline to make modifications to the terms of this rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the rights you will not be eligible to participate in this rights offering.

THE BACKSTOP COMMITMENT

We have entered into an agreement, which we refer to as the “Backstop Agreement,” with Fox Paine & Co., LLC and the Backstop Purchaser, an investment entity controlled by Fox Paine, the beneficial owner of approximately 8.5% of our Class A Common Shares and all of our Class B Common Shares, together representing approximately 45.1% of our combined outstanding common shares and approximately 88.1% of our total voting power, pursuant to which the Backstop Purchaser has agreed, subject to certain conditions, to purchase all of the Class A Common Shares and Class B Common Shares offered hereby and not subscribed for pursuant to this rights offering. A copy of the Backstop Agreement has been filed as an exhibit to our Current Report on Form 8-K filed on March 17, 2009.

If all of our shareholders were to subscribe for the maximum number of Class A Common Shares and Class B Common Shares being offered in the rights offering, Fox Paine would beneficially own 45.1% of our Class A Common Shares which, together with the Class B Common Shares beneficially owned by Fox Paine, would represent approximately 88.1% of our total voting power. Fox Paine disclaims beneficial ownership of the shares except to the extent of its pecuniary interest therein.

If the Backstop Purchaser were to purchase the maximum of 17,136,833 Class A Common Shares and 11,435,244 Class B Common Shares pursuant to the Backstop Commitment, Fox Paine would beneficially own 51.9% of our Class A Common Shares which, together with the Class B Common Shares beneficially owned by Fox Paine, would represent approximately 93.7% of our total voting power.

Limitation

The Backstop Purchaser has informed the Company that it intends to finance the purchase of the Backstop Shares with funds to be contributed to it by Fund II International. Following the expiration date and the determination of the number of Backstop Shares, Fox Paine has agreed to cause a capital demand notice in standard form to be sent to the co-investors, partners and/or members of Fund II International in an aggregate amount sufficient to subscribe for the Backstop Shares. In the event that the capital contributions received by the Backstop Purchaser following the delivery of the capital demand notices are not sufficient to subscribe for the Backstop Shares in full, the Backstop Purchaser’s commitment will be reduced to the number of Backstop Shares which the sum of such capital contributions received would be entitled to subscribe for at the subscription price per share with the Backstop Purchase first purchasing Class B Common Shares prior to purchasing any Class A Common Shares.

Fees

The Company has agreed to pay Fox Paine an arrangement fee of $2,000,000 and a backstop fee equal to 5% of the aggregate gross proceeds to be raised in the rights offering. Payment of these fees is subject to the successful completion of the rights offering.

In accordance with the rules of the Nasdaq Stock Market, the payment of the arrangement fee and backstop fee are subject to the prior approval of our shareholders. We have agreed with Fox Paine that we will at the next general meeting of the Company’s shareholders submit for such shareholder approval the payment of the aforementioned fees and use our reasonable efforts to solicit proxies from our shareholders to vote in favor of payment of these fees. Because Fox Paine beneficially owns common shares representing approximately 88.1% of our combined voting power, Fox Paine will be able to approve the payment of the arrangement fee and backstop fee at our 2009 annual general meeting.

The Company has also agreed to reimburse the Backstop Purchaser for its fees and expenses in connection with providing the Backstop Commitment.

Conditions

The Backstop Purchaser’s obligation to purchase the Backstop Shares pursuant to the Backstop Commitment are subject to a number of conditions, including the following:

•	there shall not have occurred any changes, effects, events, circumstances or conditions that, individually or in the aggregate, in the reasonable judgment of Fox Paine would be expected to:

•	have a material adverse effect on the business, assets, financial condition, or results of operations of the Company and its direct and indirect subsidiaries taken as a whole, or on any of the Company’s principal business segments or operating units;

•	have a material adverse effect on worldwide general economic conditions or on the property and casualty insurance industry generally or on the principal business segments in which the Company and its direct and indirect subsidiaries participate; or

•	materially impair the Company’s ability to perform its obligations under the Backstop Agreement;

•	there shall not have occurred after the execution and delivery of the Backstop Agreement and on or prior to the Class B Payment Date any of the following events:

•	trading generally shall have been suspended or materially limited on, or by, as the case may be, any of the New York Stock Exchange or the NASDAQ Global Market;

•	trading of any securities of the Company shall have been suspended on any exchange or in any over-the-counter market for a significant period of time;

•	a material disruption in securities settlement, payment or clearance services in the United States shall have occurred;

•	any moratorium on commercial banking activities shall have been declared by Federal or New York State authorities; or

•	there shall have occurred any outbreak or escalation of hostilities, or any change in financial markets or any calamity or crisis that, in Fox Paine’s reasonable judgment, is material and adverse and which, singly or together with any other event specified in the preceding subordinate bullet points, makes it, in the reasonable judgment of Fox Paine, impracticable or inadvisable to proceed with the subscription for the Backstop Shares on the terms and in the manner contemplated in the Backstop Agreement; and

•	the investment entity controlled by Fox Paine holding the Class A Rights and Class B Rights shall have received capital from Fund II International sufficient to subscribe for the Class A Common Shares and Class B Common Shares underlying their Class A Rights and Class B Rights.

Termination

The Backstop Agreement may be terminated by the Backstop Purchaser under the following conditions:

•	the Class B Payment Date has not occurred by May 15, 2009;

•	any judgment, injunction, decree or other legal restraint shall prohibit, or have the effect of rendering unachievable, the consummation of the rights offering or the material transactions contemplated by the Backstop Agreement;

•	any of the conditions set forth in the Backstop Agreement have not been satisfied or duly waived by the Backstop Purchaser on or by the Class B Payment Date; or

•	at any time prior to the Class B Payment Date, there is a material breach of the Backstop Agreement by the Company that is not cured within 15 days after receipt by the Company of written notice of such material breach.

Other Provisions

All of the Class A Common Shares and Class B Common Shares that are issued to affiliates of Fox Paine in the rights offering, including Class A Common Shares and Class B Common Shares which may be issued to the Backstop Purchaser pursuant to the Backstop Commitment, will be “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemptions contained in Rule 144. Pursuant to a pre-existing shareholders agreement with Fox Paine and its affiliates, such shareholders have certain “piggyback” registration rights with respect to their Class A Common Shares, including Class A Common Shares received upon conversion of Class B Common Shares.

The Company has agreed to indemnify the Backstop Purchaser and certain of their affiliates against certain liabilities, including liabilities under U.S. federal securities laws.

MATERIAL TAX CONSIDERATIONS

The following summary of the taxation of our shareholders with respect to the receipt of rights in this rights offering, the exercise and expiration of those rights and the ownership and disposition of the common shares acquired pursuant to the exercise of those rights by U.S. Persons (as defined below) is based upon current law and does not purport to be a comprehensive discussion of all the tax considerations that may be relevant to a decision to exercise rights. Legislative, judicial or administrative changes after the date of this prospectus supplement could affect this summary.

United States Taxation

The following summary sets forth the material U.S. federal income tax considerations related to the receipt of rights in this rights offering, the exercise and expiration of those rights, and the ownership and disposition of our common shares acquired pursuant to the exercise of those rights. Unless otherwise stated, this summary deals only with Class A Common Shares and with shareholders that are U.S. Persons who hold their common shares as capital assets within the meaning of section 1221 of the Code. The following summary is only a discussion of the material U.S. federal income tax matters as described herein and does not purport to address all of the U.S. federal income tax consequences that may be relevant to a particular shareholder in light of such shareholder’s specific circumstances. In addition, the following summary does not address the U.S. federal income tax consequences that may be relevant to special classes of shareholders, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, dealers or traders in securities, tax exempt organizations, expatriates, investors in pass through entities, or persons who hold their common shares as part of a hedging or conversion transaction or as part of a short-sale or straddle, who may be subject to special rules or treatment under the Code.

This discussion is based upon the Code, the Treasury regulations promulgated thereunder and any relevant administrative rulings or pronouncements or judicial decisions, all as in effect on the date hereof and as currently interpreted, and does not take into account possible changes in such tax laws or interpretations thereof, which may apply retroactively. This discussion does not include any description of the tax laws of any state or local governments within the United States or of any foreign government and does not address any aspect of U.S. federal taxation other than income taxation. Persons considering the acquisition of our common shares through the exercise of rights should consult their own tax advisors concerning the application of the U.S. federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction prior to making such investment.

For purposes of this discussion, the term “U.S. Person” means: (i) an individual citizen or resident of the United States, (ii) a partnership or corporation created or organized in or under the laws of the United States or under the laws of any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, (iv) a trust if either (x) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. Persons have the authority to control all substantial decisions of such trust or (y) the trust has a valid election in effect to be treated as a U.S. Person for

U.S. federal income tax purposes or (v) any other person or entity that is treated for U.S. federal income tax purposes as if it were one of the foregoing.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds common shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding common shares, you should consult your own tax advisors.

Rights Offering

Receipt of the Rights — Mayer Brown LLP, our tax counsel, has advised us that the distribution of the rights generally will be a non-taxable stock dividend under section 305(a) of the Code, and holders of our common shares generally will not recognize taxable income for U.S. federal income tax purposes in connection with the receipt of the rights in this rights offering.

However, this position is not binding on the IRS or the courts. For example, the IRS could assert or a court could conclude that the distribution of the rights would be taxable under Section 305(b) of the Code because it is a distribution or part of a series of distributions, including deemed distributions, that have the effect of the receipt of cash or other property by some of our shareholders and an increase in the proportionate interest of other of our shareholders in our assets or earnings and profits. Distributions having this effect are referred to as “disproportionate distributions.” Under such characterization, the fair market value of the rights would be taxable to holders of our common shares as a dividend to the extent of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles).

The remaining description assumes that holders of our common shares will not be subject to U.S. federal income tax on the receipt of a right.

Tax Basis of the Rights— If the aggregate fair market value of the rights at the time they are distributed is less than 15% of the aggregate fair market value of our common shares at such time, the basis of the rights issued to you will be zero unless you elect to allocate a portion of your basis of previously owned common shares to the rights issued to you in this offering. However, if the aggregate fair market value of the rights at the time they are distributed is 15% or more of the aggregate fair market value of our common shares at such time, or if you elect to allocate a portion of your basis of previously owned common shares to the rights issued to you in this offering (as described in the preceding sentence), then your basis in previously owned common shares will be allocated between such common shares and the rights based upon the relative fair market value of such common shares and the rights as of the date of the distribution of the rights. Thus, if such an allocation is made and the rights are later exercised, the basis in the common shares you originally owned will be reduced by an amount equal to the basis allocated to the rights. The aformentioned election is irrevocable if made and would apply to all of the rights received pursuant to the rights offering. The election must be made in a statement attached to your U.S. federal income tax return for the taxable year in which the rights are distributed.

The holding period for the rights received in the rights offering will include the holding period for the common shares with respect to which the rights were received.

Expiration of the Rights— If the rights expire without exercise while you continue to hold the common shares with respect to which the rights are received, you will recognize no gain or loss and your tax basis in the common shares with respect to which the rights were received will equal your tax basis before receipt of the rights. If basis was allocated to the rights as described under the heading “Tax Basis of the Rights” above and the rights expire without exercise after you have disposed of our common shares with respect to which the rights are received, you should consult your tax advisor regarding your ability to recognize a loss (if any) on the expiration of the rights.

Exercise of the Rights; Tax Basis and Holding Period of the Shares — The exercise of the rights received in the rights offering will not result in any gain or loss to you. Generally, the tax basis of common shares acquired through exercise of the rights will be equal to the sum of:

•	the subscription price per share; and

•	the basis, if any, in the rights that you exercised, determined as described in “— Tax Basis of the Rights” above.

The holding period for a common share acquired upon exercise of a right begins on the date of exercise.

If you exercise the rights received in the rights offering after disposing of the common shares with respect to which the rights are received, you should consult your tax advisor regarding the potential application of the “wash sale” rules under Section 1091 of the Code.

Ownership and Disposition of Common Shares

Taxation of Distributions — Subject to the discussions below relating to the potential application of the controlled foreign corporation (“CFC”), related person insurance income (“RPII”) and passive foreign investment company (“PFIC”) rules, cash distributions, if any, made with respect to our shares will constitute dividends for U.S. federal income tax purposes to the extent paid out of current or accumulated earnings and profits of UAI (as determined under U.S. tax principles). Under current legislation, certain dividends paid to individual and certain other non-corporate shareholders before 2011 are eligible for reduced rates of tax. To the extent such distributions exceed UAI’s earnings and profits (as determined under U.S. tax principles), they will be treated first as a return of the shareholder’s basis in the common shares to the extent thereof, and then as gain from the sale of a capital asset.

We believe dividends paid by us on our Class A Common Shares that are traded on the Nasdaq Global Select Market before 2011 to individuals and certain non-corporate holders will be eligible for reduced rates of tax up to a maximum of 15% as “qualified dividend income,” provided that we are not a PFIC and certain other requirements, including stock holding period requirements, are satisfied. We believe that dividends paid by us on our Class B Common Shares that are not readily tradable on any established securities market in the United States before 2011 to individuals and certain non-corporate holders will not be qualified dividend income eligible for reduced rates of tax. However, subject to the same conditions above, if, as currently intended, we transfer our jurisdiction of incorporation from the Cayman Islands to Zug, Switzerland, so long as we are eligible for the benefits of the tax treaty between the United States and Switzerland, then dividends paid by us on our Class B Common Shares before 2011 to individuals and certain non-corporate holders should be treated as qualified dividend income. Qualified dividend income is subject to tax at capital gain rates. Dividends paid by UAI to corporate shareholders will not be eligible for the dividends received deduction.

Classification of UAI or any of its Foreign Subsidiaries as a Controlled Foreign Corporation — A “10% U.S. Shareholder” is a U.S. Person who owns (directly, indirectly through foreign entities or constructively) at least 10% of the total combined voting power of all classes of stock entitled to vote of the foreign corporation. A foreign corporation is considered a CFC if 10% U.S. Shareholders own (directly, indirectly through foreign entities or by attribution by application of the constructive ownership rules of section 958(b) of the Code (i.e., “constructively”)) more than 50% of the total combined voting power of all classes of voting stock of such foreign corporation, or more than 50% of the total value of all stock of such corporation on any day during the taxable year of such corporation. For purposes of taking into account insurance income, a CFC also includes a foreign insurance company in which more than 25% of the total combined voting power of all classes of stock (or more than 25% of the total value of the stock) is owned by 10% U.S. Shareholders, on any day during the taxable year of such corporation.

Each 10% U.S. Shareholder of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during a taxable year, and who owns shares in the foreign corporation, directly or indirectly through foreign entities, on the last day of the foreign corporation’s taxable year on which it is a CFC, must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC’s “subpart F income,” even if the subpart F income is not distributed. “Subpart F income” of a foreign insurance corporation typically includes foreign personal holding company income (such as interest, dividends and other types of passive income), as well as insurance and reinsurance income (including underwriting and investment income).

We believe that because of the dispersion of our share ownership, provisions in our organizational documents that limit voting power (these provisions are described in “Description of Share Capital” in the accompanying prospectus) and other factors, no U.S. Person who owns shares of UAI (directly, indirectly through foreign entities, or constructively) should be treated as owning 10% or more of the total voting power of all classes of shares of UAI or any of its foreign subsidiaries. It is possible, however, that the IRS could challenge the effectiveness of the provisions in our organizational documents and that a court could sustain such a challenge.

The RPII CFC Provisions — The following discussion generally is applicable only if the RPII of Wind River Reinsurance is not within the 20% Gross Income Exception (as defined below) and the 20% Ownership Exception (as defined below) is not met. The following discussion generally would not apply for any taxable year in which Wind River Reinsurance’s gross RPII falls below the 20% threshold or the 20% Ownership Exception is met. Although we cannot be certain, UAI believes that Wind River Reinsurance was in prior years of operations and will be for the foreseeable future within the 20% Gross Income Exception or the 20% Ownership Exception for each tax year. Wind River Reinsurance intends to operate in a manner that is intended to ensure that it qualifies for either the 20% Gross Income Exception or 20% Ownership Exception.

RPII is any “insurance income” (as defined below) attributable to policies of insurance or reinsurance with respect to which the person (directly or indirectly) insured is a “RPII shareholder” (as defined below) or a “related person” (as defined below) to such RPII shareholder. In general, and subject to certain limitations, “insurance income” is income (including premium and investment income) attributable to the issuing of any insurance or reinsurance contract which would be taxed under the portions of the Code relating to insurance companies if the income were the income of a domestic insurance company. For purposes of inclusion of the RPII of Wind River Reinsurance in the income of RPII shareholders, unless an exception applies, the term “RPII shareholder” means any U.S. Person who owns (directly or indirectly through foreign entities) any amount of UAI’s common shares. Generally, the term “related person” for this purpose means someone who controls or is controlled by the RPII shareholder or someone who is controlled by the same person or persons which control the RPII shareholder. Control is measured by either more than 50% in value or more than 50% in voting power of stock applying certain constructive ownership principles. Wind River Reinsurance will be treated as a CFC under the RPII provisions if RPII shareholders are treated as owning (directly, indirectly through foreign entities or constructively) 25% or more of the shares of UAI by vote or value.

RPII Exceptions — The special RPII rules do not apply if (i) at all times during the taxable year less than 20% of the voting power and less than 20% of the value of the stock of UAI (the “20% Ownership Exception”) is owned (directly or indirectly) by persons (directly or indirectly) insured under any policy of insurance or reinsurance issued by Wind River Reinsurance or related persons to any such person, (ii) RPII, determined on a gross basis, is less than 20% of Wind River Reinsurance’s gross insurance income for the taxable year (the “20% Gross Income Exception), (iii) Wind River Reinsurance elects to be taxed on its RPII as if the RPII were effectively connected with the conduct of a U.S. trade or business, and to waive all treaty benefits with respect to RPII and meet certain other requirements or (iv) Wind River Reinsurance elects to be treated as a U.S. corporation and waive all treaty benefits and meet certain other requirements. Wind River Reinsurance does not intend to make either of these elections (described in (iii) or (iv)). Where none of these exceptions applies, each U.S. Person owning or treated as owning any shares in UAI (and therefore, indirectly, in Wind River Reinsurance) on the last day of UAI’s taxable year will be required to include in its gross income for U.S. federal income tax purposes its share of the RPII for the portion of the taxable year during which Wind River Reinsurance was a CFC under the RPII provisions, determined as if all such RPII were distributed proportionately only to such U.S. Persons at that date, but limited by each such U.S. Person’s share of Wind River Reinsurance’s current-year earnings and profits (as determined under U.S. tax principles) as reduced by the U.S. Person’s share, if any, of certain prior-year deficits in earnings and profits (as determined under U.S. tax principles). Wind River Reinsurance intends to operate in a manner that is intended to ensure that it qualifies for either the 20% Gross Income Exception or 20% Ownership Exception.

Computation of RPII — For any year in which Wind River Reinsurance does not meet the 20% Ownership Exception or the 20% Gross Income Exception, UAI may seek information from its shareholders as to whether beneficial owners of shares at the end of the year are U.S. Persons so that the RPII may be determined and apportioned among such persons; to the extent UAI is unable to determine whether a beneficial owner of shares is a U.S. Person, UAI may assume that such owner is not a U.S. Person, thereby increasing the per share RPII amount for all known RPII shareholders. The amount of RPII includable in the income of a RPII shareholder is based upon the net RPII income for the year after deducting related expenses such as losses, loss reserves and operating expenses.

If Wind River Reinsurance meets either the 20% Ownership Exception or the 20% Gross Income Exception, the special RPII rules will not apply and RPII shareholders will not be required to include RPII in their taxable income.

Apportionment of RPII to U.S. Holders — Every RPII shareholder who owns shares on the last day of any taxable year of UAI in which Wind River Reinsurance does not meet the 20% Ownership Exception and the 20% Gross Income Exception should expect that for such year it will be required to include in gross income its share of Wind River Reinsurance’s RPII for the portion of the taxable year during which Wind River Reinsurance was a CFC under the RPII provisions, whether or not distributed, even though it may not have owned the shares throughout such period. A RPII shareholder who owns shares during such taxable year but not on the last day of the taxable year is not required to include in gross income any part of Wind River Reinsurance’s RPII. Wind River Reinsurance intends to operate in a manner that is intended to ensure that it qualifies for either the 20% Gross Income Exception or 20% Ownership Exception.

Information Reporting — Under certain circumstances, U.S. Persons owning shares (directly, indirectly or constructively) in a foreign corporation are required to file IRS Form 5471 with their U.S. federal income tax returns. Generally, information reporting on IRS Form 5471 is required by (i) a person who is treated as a RPII shareholder, (ii) a 10% U.S. Shareholder of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during any tax year of the foreign corporation and who owned the stock on the last day of that year; and (iii) under certain circumstances, a U.S. Person who acquires stock in a foreign corporation and as a result thereof owns 10% or more of the voting power or value of such foreign corporation, whether or not such foreign corporation is a CFC. For any taxable year in which we determine that the 20% Gross Income Exception and the 20% Ownership Exception do not apply, we will provide to all U.S. Persons registered as shareholders of our shares a completed IRS Form 5471 or the relevant information necessary to complete the form. Failure to file IRS Form 5471 may result in penalties.

Tax-Exempt Shareholders — Tax-exempt entities will be required to treat certain subpart F insurance income, including RPII, that is includible in income by the tax-exempt entity as unrelated business taxable income. Tax exempt entities are urged to consult their tax advisors as to the potential impact of the unrelated business taxable income provisions of the Code. A tax-exempt organization that is treated as a 10% U.S. Shareholder or a RPII Shareholder also must file IRS Form 5471 in certain circumstances.

Dispositions of Our Shares — Subject to the discussions below relating to the potential application of the Code section 1248 and PFIC rules, holders of shares generally will recognize capital gain or loss for U.S. federal income tax purposes on the sale, exchange or other disposition of shares in the same manner as on the sale, exchange or other disposition of any other shares held as capital assets. If the holding period for these shares exceeds one year, any gain will be subject to tax at a current maximum marginal tax rate of 15% for individuals and 35% for corporations (subject to increase in 2011 without Congressional action). Moreover, gain, if any, generally will be a U.S. source gain and generally will constitute “passive income” for foreign tax credit limitation purposes.

Code section 1248 provides that if a U.S. Person sells or exchanges stock in a foreign corporation and such person owned (directly, indirectly through certain foreign entities or constructively) 10% or more of the voting power of the corporation at any time during the five-year period ending on the date of disposition when the corporation was a CFC, any gain from the sale or exchange of the shares will be treated as a dividend to the extent of the CFC’s earnings and profits (determined under U.S. federal income tax principles) during the period that the shareholder held the shares and while the corporation was a CFC (with certain adjustments). We believe that because of the dispersion of our share ownership, provisions in our organizational documents that limit voting power and other factors that no U.S. Person that is a shareholder of UAI should be treated as owning (directly, indirectly through foreign entities or constructively) 10% of more of the total voting power of UAI; to the extent this is the case, Code Section 1248 under the regular CFC rules should not apply to dispositions of our common shares. It is possible, however, that the IRS could challenge the effectiveness of the provisions in our organizational documents and that a court could sustain such a challenge. A 10% U.S. Shareholder may in certain circumstances be required to report a disposition of shares of a CFC by attaching IRS Form 5471 to the U.S. federal income tax or information return that it would normally file for the taxable year in which the disposition occurs. In the event this is determined necessary, UAI will provide a completed IRS Form 5471 or the relevant information necessary to complete the Form. Code section 1248 in conjunction with the RPII rules also applies to the sale or exchange of shares in a foreign corporation if the foreign corporation would be treated as a CFC for RPII purposes regardless of whether the shareholder is a 10% U.S. Shareholder or whether the 20% Ownership Exception or 20% Gross Income Exception applies. Existing proposed regulations do not address whether Code section 1248 would apply if a foreign corporation is not a CFC but the foreign corporation has a subsidiary that is a CFC and that would be taxed as an insurance company if it were a domestic corporation. We believe, however, that this application of Code section 1248 under the RPII rules should not apply to dispositions of our shares because UAI will not be directly engaged in the insurance business. We cannot be certain, however, that the IRS will not interpret the proposed regulations in a contrary manner or that the Treasury Department will not amend the proposed regulations to provide that these rules could apply to dispositions of our common shares. U.S. Persons should consult their tax advisors regarding the effects of these rules on a disposition of common shares.

Passive Foreign Investment Companies — In general, a foreign corporation will be a PFIC during a given year if (i) 75% or more of its gross income constitutes “passive income” (the “75% test”) or (ii) 50% or more of its assets produce or are held for the production of passive income (the “50% test”). As discussed below, we believe that UAI has not been, and do not expect UAI to become, a PFIC.

If UAI were characterized as a PFIC during a given year, each U.S. Person holding our shares would be subject to a penalty tax at the time of the sale at a gain of, or receipt of an “excess distribution” with respect to, their common shares, unless such person (i) is a 10% U.S. Shareholder and we are a CFC or (ii) made a “qualified electing fund election” or “mark-to-market” election. It is uncertain that UAI would be able to provide its shareholders with the information necessary for a U.S. Person to make a qualified electing fund election (and the holders of Class B Common Shares would not be eligible for a mark-to-market election). In addition, if UAI were considered a PFIC, upon the death of any U.S. individual owning common shares, such individual’s heirs or estate would not be entitled to a “step-up” in the basis of the common shares that might otherwise be available under U.S. federal income tax laws. In general, a shareholder receives an “excess distribution” if the amount of the distribution is more than 125% of the average distribution with respect to the common shares during the three preceding taxable years (or shorter period during which the taxpayer held common shares). In general, the penalty tax is equivalent to an interest charge on taxes that are deemed due during the period the shareholder owned the common shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the common shares was taken in equal portion at the highest applicable tax rate on ordinary income throughout the shareholder’s period of ownership. The interest charge is equal to the applicable rate imposed on underpayments of U.S. federal income tax for such period. In addition, a distribution paid by UAI to U.S. Persons that is characterized as a dividend and is not characterized as an excess distribution would not be eligible for reduced rates of tax as qualified dividend income with respect to dividends paid before 2011.

For the above purposes, passive income generally includes interest, dividends, annuities and other investment income. The PFIC rules provide that income “derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business... is not treated as passive income.” The PFIC provisions also contain a look-through rule under which a foreign corporation shall be treated as if it “received directly its proportionate share of the income...” and as if it “held its proportionate share of the assets...” of any other corporation in which it owns at least 25% of the value of the stock.

The insurance income exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. We expect, for purposes of the PFIC rules, that each of our insurance subsidiaries will be predominantly engaged in an insurance business and is unlikely to have financial reserves in excess of the reasonable needs of its insurance business in each year of operations. Accordingly, none of the income or assets of our insurance subsidiaries should be treated as passive. Additionally, we expect that in each year of operations the passive income and assets of our non-insurance subsidiaries will not exceed the 75% test or 50% test amounts in each year of operations with respect to the overall income and assets of UAI and its subsidiaries. Under the look-through rule UAI should be deemed to own its proportionate share of the assets and to have received its proportionate share of the income of its direct and indirect subsidiaries for purposes of the 75% test and the 50% test. As a result, we believe that UAI was not and should not be treated as a PFIC. We cannot be certain, however, as there are currently no regulations regarding the application of the PFIC provisions to an insurance company and new regulations or pronouncements interpreting or clarifying these rules may be forthcoming, that the IRS will not successfully challenge this position. U.S. Persons should consult their tax advisor as to the effects of the PFIC rules.

Foreign tax credit — If U.S. Persons own a majority of our common shares, it is possible that only a portion of the current income inclusions, if any, under the CFC, RPII and PFIC rules and of dividends paid by us (including any gain from the sale of common shares that is treated as a dividend under section 1248 of the Code) will be treated as foreign source income for purposes of computing a shareholder’s U.S. foreign tax credit limitations. It is uncertain that UAI will be able to provide shareholders with information regarding the portion of such amounts constituting foreign source income. It is also likely that substantially all of the “subpart F income,” RPII and dividends that are foreign source income will constitute either “passive” or “general” income. Due to limitations on the use of foreign tax credits, it may not be possible for shareholders to utilize all of the excess foreign tax credits to reduce U.S. tax on such income from UAI.

Information Reporting and Backup Withholding on Distributions and Disposition Proceeds — Information returns may be filed with the IRS in connection with distributions on our common shares and the proceeds from a sale or other disposition of our common shares unless the holder of our common shares establishes an exemption from the information reporting rules. A holder of common shares that does not establish such an exemption may be subject to U.S. backup withholding tax on these payments if the holder is not a corporation or non-U.S. Person or fails to provide its taxpayer identification number or otherwise comply with the backup withholding rules. The amount of any backup withholding from a payment to a U.S. Person will be allowed as a credit against the U.S. Person’s U.S. federal income tax liability and may entitle the U.S. Person to a refund, provided that the required information is furnished to the IRS.

Changes in U.S. Federal Income Tax Law Could Materially Adversely Affect Us or Our Shareholders — Legislation has been introduced in the U.S. Congress intended to eliminate certain perceived tax advantages of companies (including insurance companies) that have legal domiciles outside the United States but have certain U.S. connections. For example, legislation has been introduced in Congress to limit the deductibility of reinsurance premiums paid by U.S. companies to foreign affiliates. It is possible that this or similar legislation could be introduced in and enacted by the current Congress or future Congresses that could have an adverse impact on us or our shareholders.

Additionally, the tax laws and interpretations regarding whether a company is engaged in a U.S. trade or business or whether a company is a CFC or a PFIC or has RPII are subject to change, possibly on a retroactive basis. There are currently no regulations regarding the application of the PFIC rules to an insurance company. Additionally, the regulations regarding RPII are still in proposed form. New regulations or pronouncements interpreting or clarifying such rules may be forthcoming. We cannot be certain if, when or in what form such regulations or pronouncements may be provided and whether such guidance will have a retroactive effect.

Persons considering the acquisition of our common shares through the exercise of rights should consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction prior to making such an investment.

Cayman Islands Taxation

You will not be subject to Cayman Islands taxation on the receipt, exercise or expiration of the rights, payments of dividends or upon the repurchase by us of your common shares. In addition, you will not be subject to withholding tax on payments of dividends or distributions, including upon a return of capital, nor will gains derived from the disposal of common shares be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

No Cayman Islands stamp duty will be payable by you in respect of the issue or transfer of common shares. However, an instrument transferring title to a common share, if brought to or executed in the Cayman Islands, would be subject to Cayman Islands stamp duty.

LEGAL MATTERS

The validity of the rights and the Class A Common Shares offered pursuant to this rights offering will be passed upon for us by Walkers, Cayman Islands. Certain matters as to U.S. federal law in connection with this rights offering will be passed upon for us by Mayer Brown LLP.

PROSPECTUS

$300,000,000

UNITED AMERICA INDEMNITY, LTD.

Class A Common Shares, Class B Common Shares, Preferred Shares, Depositary Shares, Debt Securities,
Warrants to Purchase Class A Common Shares,
Warrants to Purchase Preferred Shares,
Warrants to Purchase Debt Securities, Stock Purchase Contracts and
Stock Purchase Units

We may from time to time offer and sell securities that have an aggregate initial offering price of up to $300,000,000 in one or more offerings. We may offer these securities separately or together in any combination and as separate series. This prospectus provides you with a general description of the securities we may offer. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest.

Our Class A common shares are traded on the NASDAQ Global Select Market under the symbol “INDM.”

Investing in our securities involves risks. See “Risk Factors” beginning on page ii of this prospectus.

This prospectus may not be used to consummate sales of offered securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 10, 2009.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any accompanying prospectus supplement. This prospectus and any accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this prospectus and any supplement to this prospectus is accurate as of the dates on their covers. Our business, financial condition, results of operations and prospects may have changed since that date. When we deliver this prospectus or a supplement or make a sale pursuant to this prospectus or a supplement, we are not implying that the information is current as of the date of the delivery or sale.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described under the heading “Where You Can Find More Information.”

As used in this prospectus, unless the context requires otherwise, (i) “United America Indemnity,” “we,” “us,” and “our” refer to United America Indemnity, Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands, and its U.S. and non-U.S. subsidiaries and (ii) references to “dollars” and “$” are to United States currency, and the terms “United States” and “U.S.” mean the United States of America, its states, its territories, its possessions and all areas subject to its jurisdiction.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process, relating to the Class A common shares, Class B common shares, preferred shares, depositary shares, debt securities, warrants, stock purchase contracts and stock purchase units described in this prospectus. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. This prospectus does not contain all of the information set forth in the registration statement as permitted by the rules and regulations of the SEC. For additional information regarding us and the offered securities, please refer to the registration statement. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

RISK FACTORS

You should carefully consider the specific risks described in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2008, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement, and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, before making an investment decision. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. See “Where You Can Find More Information” elsewhere in this prospectus.

FORWARD-LOOKING STATEMENTS

All statements included in this prospectus, any accompanying prospectus supplement and the documents they incorporate by reference, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that are difficult to predict.

Our business and operations are and will be subject to a variety of risks, uncertainties and other factors. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following:

•	the ineffectiveness of our business strategy due to changes in current or future market conditions;

•	the effects of competitors’ pricing policies, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products;

•	greater frequency or severity of claims and loss activity than our underwriting, reserving or investment practices have anticipated;

•	decreased level of demand for our insurance products or increased competition due to an increase in capacity of property and casualty insurers;

•	risks inherent in establishing loss and loss adjustment expense reserves;

•	uncertainties relating to the financial ratings of our insurance subsidiaries;

•	uncertainties arising from the cyclical nature of our business;

•	changes in our relationships with, and the capacity of, our general agents;

ii

•	the risk that our reinsurers may not be able to fulfill obligations;

•	risks related to our proposed reincorporation in Switzerland;

•	investment performance and credit risk; and

•	uncertainties relating to governmental and regulatory policies.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K for the year ended December 31, 2008 and other documents that we file with the SEC from time to time. You may obtain copies of these documents as described under the heading “Where You Can Find More Information” elsewhere in this prospectus.

Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions or otherwise.

iii

UNITED AMERICA INDEMNITY, LTD.

United America Indemnity, one of the leading specialty property and casualty insurers in the industry, provides its insurance products across a full distribution network — binding authority, program, brokerage and reinsurance. We manage the distribution of these products in two segments; (a) Insurance Operations and (b) Reinsurance Operations.

Our Insurance Operations

The United National Insurance Companies, which include the insurance and related operations conducted by United National Insurance Company and its subsidiaries, including Diamond State Insurance Company, United National Casualty Insurance Company and United National Specialty Insurance Company, and the Penn-America Insurance Companies, which include the insurance and related operations of Penn-America Insurance Company, Penn-Star Insurance Company and Penn-Patriot Insurance Company, distribute property and casualty insurance products and operate predominantly in the excess and surplus lines marketplace. To manage our operations, we differentiate them by product classification. These product classifications are:

•	Penn-America distributes property and general liability products for small commercial businesses distributed through a select network of wholesale general agents with specific binding authority;

•	United National distributes property, general liability, and professional lines products distributed through program administrators with specific binding authority; and

•	Diamond State distributes property, casualty, and professional lines products distributed through wholesale brokers that are underwritten by our personnel and program administrators with specific binding authority.

These product classifications comprise our “Insurance Operations” business segment and are not considered individual business segments because each product has similar economic characteristics, distribution, and coverages. Our Insurance Operations provide property, casualty, and professional liability products utilizing customized guidelines, rates, and forms tailored to our risk and underwriting philosophy. Our Insurance Operations are licensed to write on a surplus lines (non-admitted) basis and an admitted basis in all 50 U.S. States, the District of Columbia, Puerto Rico, and the U.S. Virgin Islands, which provides us with flexibility in designing products, programs, and in determining rates to meet emerging risks and discontinuities in the marketplace.

We distribute our insurance products through a group of approximately 110 professional wholesale general agencies that have specific quoting and binding authority, as well as a number of wholesale insurance brokers who in turn sell our insurance products to insureds through retail insurance brokers.

The United National Insurance Companies and Penn-America Insurance Companies are rated “A” (Excellent) by A.M. Best Company, which assigns credit ratings to insurance companies transacting business in the United States. “A” (Excellent) is the third highest rating of sixteen rating categories. These ratings are based upon factors of concern to policyholders, such as capital adequacy, loss reserve adequacy, and overall operating performance, and are not directed to the protection of investors.

Our Reinsurance Operations

We provide third party treaty and facultative reinsurance for writers of excess and surplus and specialty lines of property and casualty insurance through Wind River Reinsurance Company Ltd, which we refer to as “Wind River Reinsurance.” Wind River Reinsurance began offering third party reinsurance in the third quarter of 2006 and entered into its initial third party reinsurance treaty effective January 1, 2007. Wind River Reinsurance also provides reinsurance to our Insurance Operations. Wind River Reinsurance is rated “A” (Excellent) by A.M. Best.

We are a holding company formed on August 26, 2003 under the laws of the Cayman Islands to acquire our predecessor insurance operations.

Our Board of Directors has approved a plan to redomesticate United America Indemnity from the Cayman Islands to Switzerland. Our shareholders will be asked to vote in favor of the redomestication at our 2009 Annual

General Meeting, which has yet to be scheduled. If approved by our shareholders, and subject to certain regulatory approvals, we expect the redomestication to be effective during Summer 2009. Our principal executive offices are located at Walker House, 87 Mary Street, KYI — 9002, George Town, Grand Cayman, Cayman Islands, and our telephone number at that location is (345) 949-0100. Our Internet address is www.uai.ky. Information contained on our website is not incorporated by reference into and does not form a part of this prospectus.

USE OF PROCEEDS

Unless otherwise disclosed in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the offered securities for general corporate purposes, which may include repayment of indebtedness, expansion of the net underwriting capacity of our insurance subsidiaries and acquisitions. When a particular series of securities is offered, the prospectus supplement relating thereto will set forth our intended use of the net proceeds we receive from the sale of the securities. Pending the application of the net proceeds, we may invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

For purposes of computing the following ratios, earnings consist of net income (loss) before income tax expense, excluding interest costs capitalized, plus fixed charges to the extent that these charges are included in the determination of earnings. Fixed charges consist of interest costs, including interest costs capitalized, plus one-third of minimum rental payments under operating leases, which are estimated by management to be the interest factor of these rentals. Because we paid no preferred share dividends during any of the periods presented, the ratio of earnings to combined fixed charges and preferred share dividends is identical to the ratio of earnings to fixed charges for each of the periods presented.

	Fiscal Year Ended December 31,
	2008	2007		2006		2005		2004

Ratio of Earnings to Fixed Charges	(1)	10.4	x	9.5	x	7.2	x	6.3	x
	(1)	10.4	x	9.5	x	7.2	x	6.3	x

(1)	Earnings for the twelve months ended December 31, 2008 were insufficient to cover fixed charges by $167.0 million.

GENERAL DESCRIPTION OF THE OFFERED SECURITIES

We may, from time to time, offer under this prospectus, separately or together:

•	Class A common shares,

•	Class B common shares,

•	preferred shares, which may be represented by depositary shares as described below,

•	unsecured debt securities,

•	warrants to purchase common shares,

•	warrants to purchase preferred shares,

•	warrants to purchase debt securities,

•	stock purchase contracts to purchase common shares, and

•	stock purchase units, each representing ownership of a stock purchase contract and, as security for the holder’s obligation to purchase common shares under the stock purchase contract, any of our debt securities or debt obligations of third parties, including U.S. Treasury securities.

DESCRIPTION OF SHARE CAPITAL

United America Indemnity’s authorized share capital consists of $100,000 which is divided into 900,000,000 common shares and 100,000,000 preferred shares, each with a nominal or par value of $0.0001 per share. United America Indemnity’s common shares are divided into two classes, Class A common shares and Class B common shares. As of February 25, 2009, there were 25,053,506 Class A common shares and 12,687,500 Class B common shares issued and outstanding.

We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association, the Companies Law (2004 Revision) and the common law of the Cayman Islands. The following is a summary of material provisions of our memorandum and articles of association insofar as they relate to the material terms of our share capital. The following summary is qualified in its entirety by reference to United America Indemnity’s memorandum and articles of association, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. In this section, the “Company,” “we,” “us” and “our” refer to United America Indemnity and not to any of its subsidiaries.

General

All shares, whether common or preferred, will be issued fully paid as to nominal or par value and any premium determined by the board of directors at the time of issue and are non-assessable. All shares are to be issued in registered, and not bearer, form, and are issued when registered in the register of shareholders of United America Indemnity. Each registered holder of shares is entitled, without payment, to a certificate representing such holder’s shares. All unissued shares are under control of the board of directors and may be redesignated, allotted or disposed of in such manner as the board of directors may determine.

Common Shares

General

As noted above, our common shares are divided into Class A common shares and Class B common shares. Except as set forth under “— Voting Rights and General Meetings” and “— Conversion,” all Class A common shares and Class B common shares rank equal in all respects and have identical rights. The common shares are not entitled to any sinking fund or pre-emptive rights.

Voting Rights and General Meetings

Subject to adjustment as described under “— Voting Adjustments,” holders of common shares are entitled to attend general meetings of United America Indemnity and each Class A common share is entitled to one vote and each Class B common share is entitled to ten votes on all matters upon which the common shares are entitled to vote at any general meeting, including the election of directors. Voting at any general meeting of shareholders is by a poll. Our articles of association provide that actions by written consent of shareholders may only be taken if such action is executed by all holders of shares entitled to receive notice of and vote at a general meeting.

We will hold an annual general meeting of shareholders at such time and place as the board of directors may determine. In addition, the board of directors may convene a general meeting of shareholders at any time upon ten days’ notice. Further, general meetings may also be convened upon written requisition of shareholders holding not less than 50 percent of the votes entitled to be voted at any general meeting, which requisition must state the objects for the general meeting.

The required quorum for a general meeting of our shareholders consists of shareholders present in person or by proxy and entitled to vote that hold in the aggregate at least a majority of the votes entitled to be cast at such general meeting.

Subject to the quorum requirements referred to in the previous paragraph, any ordinary resolution requires the affirmative vote of a simple majority of the votes cast in a general meeting for shareholder approval while a special resolution requires the affirmative vote of two-thirds of the votes cast attaching to the common shares. A special resolution is required for matters such as a change of name, amending our memorandum and articles of association and placing us into voluntary liquidation. Holders of shares entitled to vote at a general meeting have the power, among other things, to elect directors, ratify appointment of auditors and make changes in the amount of our authorized share capital.

Generally, all shareholders vote together as a single class, except when considering a scheme of arrangement or considering a materially adverse variation of the rights attached to a particular class of shares, in which case, the holders of such class must approve such variation of rights as a class.

Dividends

The holders of our common shares are entitled to receive such dividends, which may consist of cash or other property, as may be declared by our board of directors. Any such dividends will be paid equally on Class A common shares and Class B common shares. Any such dividends to be paid in cash may be paid only out of profits, which include net earnings and retained earnings undistributed in prior years, and out of share premium, a concept analogous to paid-in surplus in the United States, subject to a statutory solvency test.

Liquidation

In the event of any liquidation, dissolution or winding up, holders of our common shares shall be entitled to receive distributions in proportion to the number of common shares held by such holder, without regard to class. The liquidator in any such liquidation may, upon approval of an ordinary resolution of shareholders and subject to any preferences and priorities of issued share capital, divide among the shareholders in cash or in kind the whole or any part of our assets, determine how such division shall be carried out as between the shareholders or different classes of shareholders and may vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator, upon the approval of an ordinary resolution of the shareholders, sees fit, provided that a shareholder shall not be compelled to accept any shares or other assets that would subject the shareholder to liability.

Conversion

Each Class B common share is convertible at any time at the option of the holder thereof into one Class A common share. In addition, each Class B common share shall be automatically converted into one Class A common share upon any transfer by the registered holder of that share, whether or not for value, except for transfers to a nominee or affiliate of such holder in a transfer that will not result in a change of beneficial ownership as determined under Rule 13d-3 under the Exchange Act or to a person that already holds Class B common shares.

Redemption

Each common share may be redeemed upon the approval by both the board of directors and an ordinary resolution of shareholders of any agreement entered into by United America Indemnity relating to a business combination transaction involving United America Indemnity.

Relevant business combinations would include those effected by stock purchases or other means, after which any person or entity (other than Fox Paine & Company and its affiliates) would have a majority of the votes represented by our issued and outstanding shares. The terms of such redemption, including the consideration to be received by the holders of common shares in such redemption, which consideration may consist of cash or other property, shall be set forth in the agreement pursuant to which such redemption is to be made and that is approved as provided in the preceding sentence. The consideration to be received by the holders of Class A common shares and Class B common shares in any such redemption is required to be identical. Holders of common shares will not have appraisal or similar rights in any such redemption.

Transfer Restrictions

Our board of directors may decline to register a transfer of any common shares under certain circumstances, including if the board of directors has reason to believe that as a result of such transfer, any non-de minimis adverse tax, regulatory or legal consequences may occur to us, to any of our subsidiaries or to any of our shareholders.

Acquisition of Common Shares by United America Indemnity

Under our articles of association and subject to Cayman Islands law, if our board of directors determines that any shareholder’s ownership of common shares may result in non-de minimis adverse tax, legal or regulatory consequences to us, to any of our subsidiaries or to any of our shareholders, we have the option but not the obligation to require such shareholders to sell to us, or to a third party to which we have assigned our right to repurchase such shares, at fair market value, as determined in the good faith discretion of our board of directors, the minimum number of common shares that is necessary to avoid or cure any such adverse consequences.

Miscellaneous

Share certificates registered in the names of two or more persons are deliverable to any one of them named in the share register, and if two or more such persons tender a vote, the vote of the person whose name first appears in the share register will be accepted to the exclusion of any other.

Preferred Shares

Under our articles of association, preferred shares may be issued from time to time in one or more series as the board of directors may determine. The board of directors has the power, without any vote or action on behalf of shareholders, to fix by resolution the rights and preferences of each series of preferred shares so issued, including:

•	the distinctive designation of such series and the number of preferred shares that will be so designated;

•	the dividend rate and preferences of such series, if any, the dividend payment dates, the periods in which dividends are payable, whether such dividends are to be cumulative and whether such dividends are to be payable in cash or in kind;

•	whether such preferred shares are to be convertible into or exchangeable for common or other shares of United America Indemnity and the conversion price or rate, including any adjustments thereto, at which such conversion or exchange will be effected;

•	the preferences, and the amounts thereof, if any, such preferred shares are entitled to upon winding up, liquidation or dissolution of United America Indemnity;

•	the voting power, if any, of the preferred shares;

•	the redemption terms, transfer restrictions and preemptive rights, if any, of the preferred shares; and

•	such other terms, conditions, special rights and provisions as the board of directors may determine.

Any or all of the rights and preferences of such preferred shares may be greater than the rights of our common shares, and our board of directors, without shareholder approval, may issue preferred shares with voting, conversion or other rights that could adversely affect the voting power and other rights of holders of our common shares. Subject to the general duty of the board of directors to act in our best interests, preferred shares can be issued quickly with terms calculated to delay or prevent a change in control of us or make the removal of our management more difficult. Additionally, the issuance of preferred shares may have the effect of decreasing the market price of our Class A common shares, and may adversely affect the voting and other rights of the holders of common shares.

Voting Adjustments

In general, and except as provided below, shareholders have one vote for each Class A common share and ten votes for each Class B common share held by them and are entitled to vote, on a non-cumulative basis, at all meetings of shareholders. However, pursuant to a mechanism specified in our articles of association, the voting rights exercisable by a shareholder may be limited. In any situation in which the “controlled shares” (as defined below) of a U.S. Person would constitute 9.5% or more of the votes conferred by the issued shares, the voting rights exercisable by a shareholder with respect to such shares will be limited so that no U.S. Person is deemed to hold 9.5% or more of the voting power conferred by our common shares. The votes that could be cast by a shareholder but for these restrictions will be allocated to the other shareholders pro rata based on the voting power held by such shareholders, provided that no allocation of any such voting rights may cause a U.S. Person to exceed the 9.5% limitation as a result of such allocation. In addition, our board of directors may limit a shareholder’s voting rights where it deems necessary to do so to avoid adverse tax, legal or regulatory consequences to us, any of our subsidiaries, any shareholder or our affiliates. Our articles of association provide that shareholders will be notified of the applicable voting power exercisable with respect to their shares prior to any vote to be taken by the shareholders. “Controlled shares” include, among other things, shares that a U.S. Person owns directly, indirectly or constructively (within the meaning of Section 958 of the Internal Revenue Code of 1986, as amended).

We also have the authority under our articles of association to request information from any shareholder for the purpose of determining whether a shareholder’s voting rights are to be limited or reallocated pursuant to the articles of association. If a shareholder fails to respond to our request for information or submits incomplete or inaccurate information in response to a request by us, we may, in our sole discretion, eliminate the shareholder’s voting rights.

United America Indemnity’s Board of Directors

Our articles of association provide that the size of the board of directors shall be determined from time to time by our board of directors, but unless such number is so fixed, our board of directors will consist of 11 directors. Any directors may be removed prior to the expiration of such director’s term by ordinary resolution or written notice of the shareholders. The appointment or removal of a director requires the simple majority of votes cast, in person or by proxy, at the general meeting at which the proposal is put forth, or written notice delivered to us and signed by one or more of the shareholders that own in the aggregate common shares representing a majority of the voting power of the issued and outstanding common shares.

Generally, the affirmative vote of a majority of the directors present at any meeting at which a quorum is present shall be required to authorize corporate action. In the case of equality of votes, the Chairman of our board of directors shall have the deciding vote. Corporate action may also be taken by a unanimous written resolution of the board of directors without a meeting. Unless otherwise fixed at a different number, a majority of the directors in office shall constitute a quorum.

Tax Liability Resulting from Acts of Shareholders

Our articles of association provide certain protections against adverse tax consequences to us resulting from laws that apply to our shareholders. If a shareholder’s death or non-payment of any tax or duty payable by the shareholder, or any other act or thing involving the shareholder, causes any adverse tax consequences to us, (1) the shareholder or its executor or administrator is required to indemnify us against any tax liability that we incur as a result, (2) we will have a lien on any dividends or any other distributions payable to the shareholder by us to the extent of the tax liability and (3) if any amounts not covered by our lien on dividends and distributions are owed to us by the shareholder as a result of our tax liability, we have the right to refuse to register any transfer of the shareholder’s shares.

Voting of Subsidiary Shares

Our articles of association provide that if we are required or entitled to vote at a general meeting of any direct non-U.S. subsidiary, other than such a subsidiary that is or has elected to be disregarded from its owners for U.S. federal income tax purposes, our directors shall refer the subject matter of the vote to our shareholders and seek direction from them as to how we should vote on the resolution proposed by such direct non-U.S. subsidiary, other than resolutions regarding any subject matter relating to a U.S. indirect subsidiary.

Insurance Regulation Concerning Change of Control

Many insurance regulatory laws intended primarily for the protection of policyholders contain provisions that require advance approval by insurance authorities of any proposed acquisition of an insurance company that is domiciled or, in some cases, having such substantial business that it is deemed to be commercially domiciled in that jurisdiction. See “Business — Regulation” in our Annual Report on Form 10-K for the year ended December 31, 2008, as well as the other documents we file with the SEC from time to time after the date of this prospectus.

Differences in Corporate Law

The Companies Law differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated within the United States and their shareholders.

Mergers and Similar Arrangements

Cayman Islands law does not provide for mergers as that expression is understood under U.S. corporate law. While Cayman Islands law does have statutory provisions that provide for the reconstruction and amalgamation of companies commonly referred to in the Cayman Islands as a “scheme of arrangement,” the procedural and legal requirements necessary to consummate these transactions are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States. Under Cayman Islands law, a scheme of arrangement in relation to a solvent Cayman Islands company must be approved at a shareholders meeting by each class of shareholders, in each case, by a majority of the number of holders of each class of a company’s shares who are present and voting (either in person or by proxy) at such a meeting, which holders must also represent 75% in value of such class issued and outstanding. The convening of this meeting and the terms of the amalgamation must also be sanctioned by the Grand Court of the Cayman Islands. Although there is no requirement to seek the consent of the creditors of the parties involved in the scheme of arrangement, the Grand Court typically seeks to ensure that the creditors have consented to the transfer of their liabilities to the surviving entity or that the scheme of arrangement does not otherwise materially adversely affect the creditors’ interests. Furthermore, the Grand Court will only approve a scheme of arrangement if it is satisfied that:

•	the statutory provisions as to majority vote have been complied with;

•	the shareholders have been fairly represented at the meeting in question;

•	the scheme of arrangement is such as a businessman would reasonably approve; and

•	the scheme of arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

If the scheme of arrangement and reconstruction is approved, a dissenting shareholder would have no rights comparable to appraisal or dissenters’ rights, which would otherwise ordinarily be available to dissenting shareholders of U.S. corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

In addition, if a third party purchases at least 90.0% of our outstanding shares within a four-month period, the purchaser may, during the following two months, require the holders of the remaining shares to transfer their shares on the same terms on which the purchaser acquired the first 90.0% of our outstanding shares. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Shareholder Suits

While our Cayman Islands counsel, Walkers, is aware of only a small number of derivative actions having been brought in the Cayman Islands, such actions are subject to procedural requirements and can only be brought in the following limited circumstances in which:

•	a company is acting or proposing to act illegally or outside the scope of its corporate authority;

•	the act complained of, although not outside the scope of the company’s corporate authority, could be effected only if authorized by more than a simple majority vote of shareholders;

•	the individual rights of the plaintiff shareholder have been infringed or are about to be infringed; or

•	those who control the company are perpetrating a “fraud on the minority.”

Class Actions that have been brought as representative actions in the Cayman Islands and are subject to the same procedural constraints.

Indemnification

Cayman Islands law does not limit the extent to which a company may indemnify its directors, officers, employees and agents, except to the extent that any such provision may be held by the Cayman Islands courts to be contrary to public policy. For instance, a provision purporting to provide indemnification against civil fraud or the consequences of committing a crime may be deemed contrary to public policy. In addition, an officer or director may not be indemnified for his own fraud or willful default. Our articles of association make indemnification of directors and officers and advancement of expenses to defend claims against directors and officers mandatory on the part of United America Indemnity to the fullest extent allowed by law.

Inspection of Books and Records

Holders of our shares have no general right under Cayman Islands law to inspect or obtain copies of its list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements.

Prohibited Sale of Securities Under Cayman Islands Law

An exempted company such as United America Indemnity that is not listed on the Cayman Islands Stock Exchange is prohibited from making any invitations to the public in the Cayman Islands to subscribe for any of its securities.

Listing

Our Class A common shares are listed on the NASDAQ Global Select Market under the symbol “INDM.” Our Class B common shares are not listed on a national securities exchange.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is StockTrans Inc.

DESCRIPTION OF THE DEPOSITARY SHARES

General

We may offer depositary shares, each representing a specified fraction of a share of a particular series of preferred shares. Depositary receipts evidencing depositary shares will be issued to those persons purchasing the fractional shares of the related preferred shares.

The shares of any class or series of preferred shares represented by depositary shares will be deposited under a deposit agreement among United America Indemnity, a depositary selected by United America Indemnity and the holders of the depositary receipts, whom we refer to in this section as owners. Subject to the terms of the deposit agreement, each owner will be entitled to all the rights and preferences of the preferred shares represented by the depositary share in proportion to the fraction of a preferred share represented by the depositary share, including dividend, voting, redemption and liquidation rights.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other distributions received on the related preferred shares to the owners in proportion to the number of depositary shares owned. In the event of a distribution other than in cash, the depositary will distribute property received by it to the owners, unless the depositary determines that it is not feasible to make the distribution, in which case the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the owners.

Withdrawal of Shares

Upon surrender of the depositary receipts, unless the related depositary shares have previously been called for redemption, the owner is entitled to delivery of the number of whole shares of the related preferred shares and any money or other property represented by his depositary shares. Holders of the whole preferred shares will not be entitled to exchange the preferred shares for depositary shares. If the delivered depositary receipts evidence a number of depositary shares in excess of the number of whole preferred shares to be withdrawn, the depositary will deliver to the owner a new depositary receipt evidencing this excess number at the same time. In no event will fractional preferred shares be delivered upon surrender of depositary receipts.

Redemption of Depositary Shares

Whenever we redeem preferred shares held by the depositary, the depositary will redeem the number of depositary shares representing the related preferred shares. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per preferred share. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by the depositary or us.

Voting the Preferred Shares

Upon receipt of notice of any meeting at which the holders of the preferred shares are entitled to vote, the depositary will mail the information contained in the notice to the record owners of the depositary shares. Each record owner on the record date, which will be the same as the record date for the preferred shares, may instruct the depositary how to exercise its voting rights pertaining to the preferred shares represented by the owner’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of the preferred shares represented by these depositary shares in accordance with the instructions, and we will agree to take all action which the depositary deems necessary in order to enable the depositary to do so. The depositary will not vote preferred shares if it does not receive specific instructions from the record owners.

Amendment and Termination of the Deposit Agreement

Unless otherwise provided in the applicable prospectus supplement, the form of depositary receipt and any provision of the deposit agreement may be amended at any time by agreement between us and the depositary.

However, any amendment which materially and adversely alters the rights of the owners will not be effective unless it has been approved by the owners representing at least a majority or, in the case of amendments affecting rights to receive dividends or distributions or voting or redemption rights, 66 2/3% of the depositary shares then outstanding. We or the depositary may terminate the deposit agreement only:

•	if all outstanding depositary shares have been redeemed;

•	if there has been a final distribution on the preferred shares in connection with any liquidation, dissolution or winding up of United America Indemnity and the distribution has been distributed to the owners; or

•	with the consent of owners representing not less than 66 2/3% of the depositary shares outstanding.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of preferred shares and any redemption of the preferred shares. Owners will pay all other transfer and other taxes and governmental charges and any other charges as are expressly provided in the deposit agreement to be for their accounts.

The depositary may refuse to transfer a depositary receipt or any withdrawal of preferred shares evidenced by the depositary receipts until all taxes and charges with respect to the receipts or preferred shares are paid by the owners.

Miscellaneous

The depositary will forward all reports and communications which it receives from us and which we are required to furnish to the holders of the preferred shares.

Neither the depositary nor we will be liable if the depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our and the depositary’s obligations will be limited to performance of the duties under the deposit agreement in a manner that does not constitute bad faith, and neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary or preferred shares unless satisfactory indemnity is furnished.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to resign, and we may at any time remove the depositary. Any resignation or removal of the depositary will take effect upon the appointment of a successor depositary, which successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 or be an affiliate of such bank or trust company.

DESCRIPTION OF THE DEBT SECURITIES

The following description sets forth the material terms and provisions of the debt securities. The debt securities will be issued under an indenture, referred to in this prospectus as the indenture, between us and a trustee to be selected by us that will be named in the applicable prospectus supplement, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. The specific terms applicable to a particular issuance of debt securities and any variations from the terms set forth below will be set forth in the applicable prospectus supplement.

The following is a summary of the material terms and provisions of the indenture and the debt securities. You should refer to the form of indenture and the form of debt security for complete information regarding the terms and provisions of the indenture and the debt securities.

General

The indenture does not limit the aggregate principal amount of debt securities that we may issue. We may issue debt securities under the indenture from time to time in one or more series. The indenture does not limit the amount of other indebtedness, or debt securities other than secured indebtedness, which we or our subsidiaries may issue.

Unless otherwise provided in a prospectus supplement, the debt securities will be our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.

Because we are a holding company, our rights and the rights of our creditors, including you, as a holder of debt securities, and shareholders to participate in any distribution of assets of any subsidiary upon the subsidiary’s liquidation or reorganization or otherwise would be subject to the prior claims of the subsidiary’s creditors, except to the extent that we are a creditor of the subsidiary. The right of our creditors, including you, to participate in the distribution of stock owned by us in some of our subsidiaries, including our insurance subsidiaries, may also be subject to approval by insurance regulatory authorities having jurisdiction over these subsidiaries.

Each prospectus supplement will describe the following terms of the offered debt securities:

•	the title of the series;

•	any limit on the aggregate principal amount;

•	the principal payment dates;

•	the interest rates, if any, which rate may be zero if the debt securities are issued at a discount from the principal amount payable at maturity, or the method by which the interest rates will be determined, including, if applicable, any remarketing option or similar method;

•	the date or dates from which interest, if any, will accrue or the method by which the date or dates will be determined;

•	the interest payment dates and regular record dates;

•	whether and under what circumstances we will pay additional amounts because of taxes or governmental charges that might be imposed on holders of the debt securities and, if so, whether and on what terms we will have the option to redeem the debt securities in lieu of paying these additional amounts;

•	whether and on what terms we will have the option to redeem the debt securities in lieu of paying additional amounts in respect of taxes, fees, duties, assessments or governmental charges that might be imposed on you and the terms of the option;

•	the place or places where the principal of, any premium or interest on or any additional amounts with respect to any debt securities will be payable, where any debt securities that are issued in registered form may be surrendered for registration of transfer or exchange, and where any debt securities may be surrendered for conversion or exchange;

•	whether any of the debt securities are to be redeemable at our option and, if so, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which they may be redeemed, in whole or in part;

•	whether we will be obligated to redeem or purchase any of the debt securities pursuant to any sinking fund or analogous provision or at your option, and, if so, the dates or prices and the other terms on which the debt securities must be redeemed or purchased pursuant to this obligation and any provisions for the remarketing of the debt securities so redeemed or purchased;

•	if other than denominations of $1,000 and any integral multiple of $1,000, the denominations in which any debt securities to be issued in registered form will be issuable and, if other than denominations of $5,000, the denominations in which any debt securities to be issued in bearer form will be issuable;

•	whether the debt securities will be convertible into common shares and/or exchangeable for other securities, whether or not issued by us and, if so, the terms and conditions upon which the debt securities will be convertible or exchangeable;

•	if other than the principal amount, the portion of the principal amount, or the method by which the portion will be determined, of the debt securities that will be payable upon declaration of acceleration of the maturity of the debt securities;

•	if other than United States dollars, the currency of payment in which the principal of, any premium or interest on or any additional amounts on the debt securities will be paid;

•	whether the principal of, any premium or interest on or any additional amounts on the debt securities will be payable, at our or your election, in a currency other than that in which the debt securities are stated to be payable, and the dates and the other terms upon which this election may be made;

•	any index, formula or other method used to determine the amount of principal of, any premium or interest on or any additional amounts on the debt securities;

•	whether the debt securities are to be issued in the form of one or more global securities and, if so, the identity of the depositary for the global security or securities;

•	whether the debt securities are senior or subordinated and, if subordinated, the applicable subordination provisions;

•	any deletions from, modifications of or additions to the events of default or covenants;

•	whether the provisions described below under “Discharge, Defeasance and Covenant Defeasance” will be applicable to the debt securities;

•	whether any of the debt securities are to be issued upon the exercise of warrants and the time, manner and place for the debt securities to be authenticated and delivered; and

•	any other terms of the debt securities and any other deletions from or modifications or additions to the indenture.

We will have the ability under the indenture to “reopen” a previously issued series of debt securities and issue additional debt securities of that series or establish additional terms of that series. We are also permitted to issue debt securities with the same terms as previously issued debt securities.

Unless otherwise set forth in the applicable prospectus supplement, principal of, premium and interest on and additional amounts, if any, on the debt securities will initially be payable at the corporate trust office of the trustee or any other office or agency designated by us. Interest on debt securities issued in registered form:

•	may be paid by check mailed to the persons entitled to the payments at their addresses appearing on the security register or by transfer to an account maintained by the payee with a bank located in the United States; and

•	will be payable on any interest payment date to the persons in whose names the debt securities are registered at the close of business on the regular record date with respect to the interest payment date.

We will designate the initial paying agent, which will be named in the applicable prospectus supplement, and may, at any time, designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts. However, we are required to maintain a paying agent in each place where the principal of, any premium or interest on or any additional amounts with respect to the debt securities are payable.

Unless otherwise set forth in the applicable prospectus supplement, you may present the debt securities for transfer, duly endorsed or accompanied by a written instrument of transfer if so required by us or the security registrar, or exchange for other debt securities of the same series containing identical terms and provisions, in any authorized denominations, and of a like aggregate principal amount, in each case at the office or agency maintained by us for this purpose, which will initially be the corporate trust office of the trustee. Any transfer or exchange will be made without service charge, although we may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses then payable. We are not required to:

•	issue, register the transfer of, or exchange debt securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities and ending at the close of business on the day of mailing; or

•	register the transfer of or exchange any debt security selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Unless otherwise set forth in the applicable prospectus supplement, we will only issue the debt securities in fully registered form without coupons in minimum denominations of $1,000 and any integral multiple of $1,000. If the debt securities are issued in bearer form, any restrictions and considerations, including offering restrictions and U.S. federal income tax considerations applicable to these securities and to payment on and transfer and exchange of these securities, will be described in the applicable prospectus supplement.

The debt securities may be issued as original issue discount securities, which means that they will bear no interest or bear interest at a rate which, at the time of issuance, is below market rates. Debt securities issued as original issue discount securities will be sold at a substantial discount below their principal amount.

U.S. federal income tax and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

If the purchase price, or the principal of, or any premium or interest on, or any additional amounts with respect to, any debt securities is payable in, or if any debt securities are denominated in, one or more foreign currencies or currency units, the restrictions, elections, U.S. federal income tax considerations, specific terms and other information will be set forth in the applicable prospectus supplement.

Unless otherwise set forth in the applicable prospectus supplement, other than as described below under “— Covenants Applicable to Debt Securities — Limitation on Liens on Stock of Designated Subsidiaries,” the indenture does not limit our ability to incur indebtedness or protect holders of the debt securities in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we could in the future enter into transactions that could increase the amount of our outstanding indebtedness or otherwise affect our capital structure or credit rating.

Conversion and Exchange

The terms, if any, on which debt securities are convertible into or exchangeable for, either mandatorily or at our or your option, property or cash, common shares, preferred shares or other securities, whether or not issued by us, or a combination of any of these, will be set forth in the applicable prospectus supplement.

Global Securities

The debt securities may be issued, in whole or in part, in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement and registered in the name of the depositary or its nominee. Interests in any global debt security will be shown on, and transfers of the debt securities will be effected only through, records maintained by the depositary and its participants as described below.

The specific terms of the depositary arrangement will be described in the applicable prospectus supplement.

Payment of Additional Amounts

We will make all payments on the debt securities without withholding of any present or future taxes or governmental charges of the Cayman Islands, referred to as a taxing jurisdiction, unless we are required to do so by applicable law or regulation.

If we are required to withhold amounts, we will, subject to the limitations described below, pay to you additional amounts so that every net payment made to you, after the withholding, will be the same amount provided for in the debt security and the indenture.

We will not be required to pay any additional amounts for:

•	any tax or governmental charge which would not have been imposed but for the fact that you:

•	were a resident of, or engaged in business or maintained a permanent establishment or were physically present in, the taxing jurisdiction or otherwise had some connection with the taxing jurisdiction other than the mere ownership of, or receipt of payment on, the senior debt security;

•	presented the senior debt security for payment in the taxing jurisdiction, unless the debt security could not have been presented for payment elsewhere; or

•	presented the senior debt security for payment more than 30 days after the date on which the payment became due unless you would have been entitled to these additional amounts if you had presented the senior debt security for payment within the 30-day period;

•	any estate, inheritance, gift, sale, transfer, personal property or similar tax or other governmental charge;

•	any tax or other governmental charge that is imposed or withheld because of your failure to comply with any reasonable request by us:

•	to provide information concerning your nationality, residence or identity or that of the beneficial owner; or

•	to make any claim or satisfy any information or reporting requirement, which in either case is required by the taxing jurisdiction as a precondition to exemption from all or part of the tax or other governmental charge; or

•	any combination of the above items.

In addition, we will not pay additional amounts if you are a fiduciary or partnership or other than the sole beneficial owner of the senior debt security if the beneficiary or partner or settlor would not have been entitled to the additional amounts had it been the holder of the senior debt security.

Covenants Applicable to Debt Securities

Limitation on Liens on Stock of Designated Subsidiaries

Under the indenture, we will covenant that, so long as any debt securities are outstanding, we will not, nor will we permit any subsidiary to, create, incur, assume or guarantee or otherwise permit to exist any indebtedness secured by any security interest on any shares of capital stock of any designated subsidiary, unless we concurrently provide that the debt securities and, if we elect, any other indebtedness that is not subordinate to the debt securities and with respect to which the governing instruments require, or pursuant to which we are obligated, to provide such security, will be secured equally with this indebtedness for at least the time period this other indebtedness is so secured.

The term “designated subsidiary” means any present or future consolidated subsidiary, the consolidated net worth of which constitutes at least 5% of our consolidated net worth.

For purposes of the indenture, the term “indebtedness” means, with respect to any person:

•	the principal of and any premium and interest on:

•	indebtedness for money borrowed; and

•	indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the person is responsible or liable;

•	all capitalized lease obligations;

•	all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement, but excluding trade accounts payable arising in the ordinary course of business;

•	all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, generally other than obligations with respect to letters of credit securing obligations (other than the obligations described above), entered into in the ordinary course of business to the extent these letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by the person of a demand for reimbursement following payment or a letter of credit;

•	all obligations of the type referred to above of other persons and all dividends of other persons for the payment of which, in either case, the person is responsible or liable as obligor, guarantor or otherwise;

•	all obligations of the type referred to above of other persons secured by any mortgage, pledge, lien, security interest or other encumbrance on any property or asset of the person, whether or not the obligation is assumed by the person; and

•	any amendments, modifications, refundings, renewals or extensions of any indebtedness or obligation described above.

Limitations on Disposition of Stock of Designated Subsidiaries

The indenture also provides that, so long as any debt securities are outstanding and except in a transaction otherwise governed by the indenture, we will not issue, sell, assign, transfer or otherwise dispose of any shares of securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, capital stock, other than preferred stock having no voting rights, of any designated subsidiary. Similarly, we will not permit any designated subsidiary to issue, other than to us, these types of securities, warrants, rights or options, other than director’s qualifying shares and preferred stock having no voting rights, of any designated subsidiary, if, after giving effect to the transaction and the issuance of the maximum number of shares issuable upon the conversion or exercise of all the convertible securities, warrants, rights or options, we would own, directly or indirectly, less than 80% of the shares of capital stock of the designated subsidiary, other than preferred stock having no voting rights.

However, we may issue, sell, assign, transfer or otherwise dispose of securities if the consideration is at least at fair market value as determined by our board or if required by law or regulation. We may also merge or consolidate any designated subsidiary into or with another direct or indirect subsidiary, the shares of capital stock of which we own at least 80% or, subject to the provisions described under “— Consolidation, Amalgamation, Merger and Sale of Assets” below, sell, transfer or otherwise dispose of the entire capital stock of any designated subsidiary at one time if the consideration is at least fair market value as determined by our board.

Consolidation, Amalgamation, Merger and Sale of Assets

The indenture provides that we may not:

•	consolidate or amalgamate with or merge into any person or convey, transfer or lease our properties and assets as an entirety or substantially as an entirety to any person; or

•	permit any person to consolidate or amalgamate with or merge into us, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to us;

unless:

•	the person is a corporation organized and existing under the laws of the United States of America, any state of the United States, the District of Columbia, the Cayman Islands, Bermuda or any other country that is a member of the Organization for Economic Cooperation and Development;

•	the surviving entity expressly assumes the payment of all amounts on all of the debt securities and the performance of our obligations under the indenture and the debt securities;

•	the surviving entity provides for conversion or exchange rights in accordance with the provisions of the debt securities of any series that are convertible or exchangeable into common shares or other securities; and

•	immediately after giving effect to the transaction and treating any indebtedness that becomes our obligation as a result of the transaction as having been incurred by us at the time of the transaction, no event of default, and no event which after notice or lapse of time or both would become an event of default, will have happened and be continuing.

Events of Default

Each of the following events will constitute an event of default under the indenture:

•	default in the payment of any interest on, or any additional amounts payable with respect to, any senior debt security when the interest or additional amounts become due and payable, and continuance of this default for a period of 30 days;

•	default in the payment of the principal of or any premium on, or any additional amounts payable with respect to, any senior debt security when the principal, premium or additional amounts become due and payable either at maturity, upon any redemption, by declaration of acceleration or otherwise;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance, or breach, of any covenant or warranty for the benefit of the holders of the debt securities, and the continuance of this default or breach for a period of 60 days after we have received written notice from the holders;

•	if any event of default under a mortgage, indenture or instrument under which we issue, or by which we secure or evidence, any indebtedness, including an event of default under any other series of debt securities, whether the indebtedness now exists or is later created or incurred, happens and consists of default in the payment of more than $50,000,000 in principal amount of indebtedness at the maturity of the indebtedness, after giving effect to any applicable grace period, or results in the indebtedness in principal amount in excess of $50,000,000 becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and this default is not cured or the acceleration is not rescinded or annulled within a period of 30 days after we have received written notice;

•	we fail within 60 days to pay, bond or otherwise discharge any uninsured judgment or court order for the payment of money in excess of $50,000,000, which is not stayed on appeal or is not otherwise being appropriately contested in good faith;

•	our bankruptcy, insolvency or reorganization; and

•	any other event of default, which will be described in the applicable prospectus supplement.

If an event of default with respect to the debt securities of any series, other than events of bankruptcy, insolvency or reorganization, occurs and is continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of the series may declare the principal amount, or a lesser amount as may be provided for in the debt securities, of all outstanding debt securities of the series to be immediately due and payable by written notice. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, generally, the holders of not less than a majority in principal amount of the debt securities of the series may rescind and annul the declaration of acceleration. Any event of bankruptcy, insolvency or reorganization will cause the principal amount and accrued interest, or the lesser amount as provided for in the debt securities, to become immediately due and payable without any declaration or other act by the trustee or any holder.

In connection with the issuance of any debt securities, the supplemental indenture shall provide that notwithstanding the foregoing, at our election, the sole remedy for the failure by us to comply with the covenant in the indenture requiring us to file with the trustee copies of the reports and other information it files with the SEC (“United America Indemnity’s SEC filing obligations”) and for any failure by us to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act of 1939, as amended (the “TIA”), which similarly requires us to file with the trustee copies of the reports and other information it files with the SEC, shall, for the first 270 days after the occurrence of such failure consist exclusively of the right to receive additional interest on the debt securities of such series at an annual rate equal to 0.25% of the principal amount of the debt securities. This additional interest will accrue on the debt securities from and including the date on which a failure to comply with United America Indemnity’s SEC filing obligations or the failure to comply with the requirements of Section 314(a)(1) of the TIA first occurs to but not including the 270th day thereafter (or such earlier date on which such failure shall have been cured or waived). On such 270th day (or earlier, if such failure is cured or waived prior to such 270th day), such additional interest will cease to accrue and, if such failure has not been cured or waived prior to such 270th day, then either the trustee or the holders of not less than 25% in the aggregate principal amount of the debt securities of such series then outstanding may declare the principal of all the debt securities of such series, together with accrued interest, to be due and payable immediately. However, prior to such 270th day, any such failure shall not be an event of default. This provision shall not affect the rights of holders in the event of the occurrence of any other event of default.

The indenture provides that, within 90 days after the occurrence of any event which is, or after notice or lapse of time or both would become, an event of default, the trustee will transmit notice of the default to each holder of the debt securities unless the default has been cured or waived. However, except in the case of a default in the payment of principal of, or premium, or interest, if any, on or additional amounts or any sinking fund or purchase fund installment with respect to any senior debt security, the trustee may withhold this notice if and so long as the board of directors, executive committee or trust committee of directors and/or responsible officers of the trustee determines in good faith that the withholding of the notice is in the best interest of the holders.

If an event of default occurs and is continuing with respect to the debt securities of any series, the trustee may, in its discretion, proceed to protect and enforce its rights and the rights of the holders of the debt securities by all appropriate judicial proceedings. The indenture provides that, subject to the duty of the trustee during any default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders have offered the trustee reasonable indemnity. Subject to these indemnification provisions, the holders of a majority in principal amount of the outstanding debt securities of any series will generally have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of the series.

Modification and Waiver

We and the trustee may modify or amend the indenture with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of each series affected by the modification or amendment, so long as the modification or amendment does not, without the consent of each affected holder:

•	change the stated maturity of the principal of, any premium or installment of interest on or any additional amounts with respect to any senior debt security;

•	reduce the principal amount of, or the rate, or modify the calculation of the rate, of interest on, or any additional amounts with respect to, or any premium payable upon the redemption of, any senior debt security;

•	change the obligation of United America Indemnity to pay additional amounts;

•	reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity of the original issue discount security or the amount provable in bankruptcy;

•	change the redemption provisions or adversely affect the right of repayment at the option of any holder;

•	change the place of payment or the coin or currency in which the principal of, any premium or interest on or any additional amounts with respect to any senior debt security is payable;

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any senior debt security or, in the case of redemption, on or after the redemption date or, in the case of repayment at the option of any holder, on or after the repayment date;

•	reduce the percentage in principal amount of the outstanding debt securities, the consent of whose holders is required in order to take specific actions;

•	reduce the requirements for quorum or voting by holders of debt securities in specified circumstances;

•	modify any of the provisions regarding the waiver of past defaults and the waiver of specified covenants by the holders of debt securities, except to increase any percentage vote required or to provide that other provisions of the indenture cannot be modified or waived without the consent of the holder of each senior debt security affected by the modification;

•	make any change that adversely affects the right to convert or exchange any senior debt security into or for our common shares or other securities, whether or not issued by us, cash or property in accordance with its terms; or

•	modify any of the above provisions.

We and the trustee may modify or amend the indenture and the debt securities of any series without the consent of any holder in order to, among other things:

•	provide for a successor to United America Indemnity pursuant to a consolidation, amalgamation, merger or sale of assets;

•	add to the covenants of United America Indemnity for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon United America Indemnity;

•	provide for a successor trustee with respect to the debt securities of all or any series;

•	cure any ambiguity or correct or supplement any provision which may be defective or inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the indenture, which will not adversely affect the interests of the holders of debt securities of any series;

•	change the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of debt securities;

•	add any additional events of default with respect to all or any series of debt securities;

•	secure the debt securities;

•	provide for conversion or exchange rights of the holders of any series of debt securities; or

•	make any other change that does not materially adversely affect the interests of the holders of any debt securities then outstanding.

The holders of at least a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive compliance by us with specified covenants. The holders of not less than a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive any past default and its consequences with respect to the debt securities of that series, except a default:

•	in the payment of principal of, any premium or interest on or any additional amounts with respect to debt securities of that series; or

•	in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding senior debt security of any series affected.

Under the indenture, we must annually furnish the trustee with a statement regarding our performance of specified obligations and any default in our performance under the indenture. United America Indemnity is also required to deliver to the trustee, within five days after its occurrence, written notice of any event of default, or any event which after notice or lapse of time or both would constitute an event of default, resulting from the failure to perform, or breach of, any covenant or warranty contained in the indenture or the debt securities.

Discharge, Defeasance and Covenant Defeasance

We may discharge our payment obligations on the debt securities, which we refer to as defeasance, or elect to be discharged from complying with the covenants in the indenture, except for certain ministerial obligations, like registering transfers or exchanges of the debt securities, which we refer to as covenant defeasance.

Defeasance or covenant defeasance, as the case may be, will be conditioned upon the irrevocable deposit by us with the trustee, in trust, of a cash amount or government obligations, or both, which, through the scheduled payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay the principal of, any premium and interest on and any additional amounts with respect to, the debt securities on the scheduled due dates.

We may only do this if, among other things:

•	the defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound;

•	no event of default or event which with notice or lapse of time or both would become an event of default with respect to the debt securities to be defeased will have occurred and be continuing on the date of establishment of the trust and, with respect to defeasance only, at any time during the period ending on the 123rd day after that date; and

•	we have delivered to the trustee an opinion of counsel to the effect that you will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. The opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the I.R.S. received by us, a revenue ruling published by the I.R.S. or a change in applicable U.S. federal income tax law occurring after the date of the indenture.

New York Law to Govern

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the state of New York.

Information Concerning the Trustee

The trustee under the indenture will be selected by us and will be named in the applicable prospectus supplement. We may, from time to time, borrow from or maintain deposit accounts and conduct other banking transactions with the trustee and its affiliates in the ordinary course of business.

Under the indenture, the trustee is required to transmit annual reports to all holders regarding its eligibility and qualifications as trustee under the indenture and related matters.

DESCRIPTION OF THE WARRANTS TO PURCHASE
COMMON SHARES OR PREFERRED SHARES

The following summary sets forth the material terms and provisions of the common share warrants and preferred share warrants, which would be issued pursuant to a stock warrant agreement between us and a stock warrant agent to be selected at the time of issue.

General

The stock warrants may be issued under the stock warrant agreement independently or together with any other securities offered by a prospectus supplement. If stock warrants are offered, the applicable prospectus supplement will describe the designation and terms of the stock warrants, including, without limitation, the following:

•	the offering price, if any;

•	the designation and terms of the common shares or preferred shares purchasable upon exercise of the stock warrants;

•	if applicable, the date on and after which the stock warrants and the related offered securities will be separately transferable;

•	the number and class of common shares or preferred shares purchasable upon exercise of one stock warrant and the initial price at which shares may be purchased upon exercise of the stock warrant;

•	the date on which the right to exercise the stock warrants shall commence and the date on which these rights shall expire;

•	a discussion of the material U.S. federal income tax considerations;

•	any call provisions;

•	the currency in which the offering price, if any, and exercise price are payable;

•	the anti-dilution provisions of the stock warrants; and

•	any other terms of the stock warrants.

The common shares or preferred shares issuable upon exercise of the stock warrants will, when issued in accordance with the stock warrant agreement, be fully paid and non-assessable. This means that the shares will be paid for in full at the time they are issued, and, once they are paid for in full, there will be no further liability for further assessments or taxation.

Exercise of Stock Warrants

You may exercise your stock warrants by surrendering to the stock warrant agent your stock warrant certificate with the form of election to purchase on the reverse of the certificate properly completed and executed by you, or your authorized agent, which signature must be guaranteed by a bank or trust company, by a broker or dealer which is a member of the Financial Industry Regulatory Authority, Inc., which we refer to in this prospectus as FINRA, or by a member of a national securities exchange. You must indicate on the form of election whether you are electing to exercise all or a portion of the stock warrants evidenced by the certificate. You must also submit a payment of the aggregate exercise price of the stock warrants to be exercised in lawful money of the United States along with your stock warrant certificates, unless otherwise set forth in the applicable prospectus supplement. Upon receipt of the stock warrant certificate, form of election and aggregate payment, if applicable, by the stock warrant agent, the stock warrant agent will requisition from the transfer agent for the Class A common shares or the preferred shares, as the case may be, a certificate representing the number of Class A common shares or preferred shares purchased for issuance and delivery to you or upon your written order. If you exercise less than all of the stock warrants evidenced by any stock warrant certificate, the stock warrant agent shall deliver to you a new stock warrant certificate representing your unexercised stock warrants.

Anti-dilution and Other Provisions

The exercise price payable, the number and class of common shares or preferred shares purchasable upon the exercise of each stock warrant and the number of stock warrants outstanding are subject to adjustment if specified events occur. These events include:

•	the issuance of a stock dividend to holders of common shares or preferred shares; and

•	a combination, subdivision or reclassification of common shares or preferred shares.

In lieu of adjusting the number of common shares or preferred shares purchasable upon exercise of each stock warrant, we may elect to adjust the number of stock warrants. No adjustment in the number of shares purchasable upon exercise of the stock warrants will be required until cumulative adjustments require an adjustment of at least 1% in the number of shares purchasable. We may also, at our option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of stock warrants, but we will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the preceding sentences, in case of any consolidation, merger, or sale or conveyance of our property as an entirety or substantially as an entirety, you, as a stock warrant holder, shall have the right to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of common shares or preferred shares into which your stock warrants were exercisable immediately prior to this event.

No Rights as Shareholders

You will not be entitled, by virtue of being a stock warrant holder, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of our directors or any other matter, or to exercise any rights whatsoever as shareholders of United America Indemnity.

DESCRIPTION OF THE WARRANTS TO PURCHASE DEBT SECURITIES

The following summary sets forth the material terms and provisions of the debt warrants, which would be issued pursuant to a debt warrant agreement between us and a debt warrant agent to be selected at the time of issue.

General

The debt warrants may be issued under the debt warrant agreement independently or together with any other securities offered by a prospectus supplement. If debt warrants are offered, the applicable prospectus supplement will describe the designation and terms of the debt warrants, including, without limitation, the following:

•	the offering price, if any;

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

•	if applicable, the date on and after which the debt warrants and the related offered securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of one debt warrant and the price at which the principal amount of debt securities may be purchased upon exercise of the debt warrant;

•	the date on which the right to exercise the debt warrants shall commence and the date on which this right shall expire;

•	a discussion of the material U.S. federal income tax considerations;

•	whether the warrants represented by the debt warrant certificates will be issued in registered or bearer form;

•	the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;

•	the anti-dilution provisions of the debt warrants; and

•	any other terms of the debt warrants.

You, as a debt warrant holder, will generally not have any of the rights of holders of debt securities, including the right to receive the payment of principal of, any premium or interest on, or any additional amounts with respect to, the debt securities or to enforce any of the covenants of the debt securities or the indenture.

Exercise of Debt Warrants

You may exercise your debt warrants by surrendering at the office of the debt warrant agent your debt warrant certificate with the form of election to purchase on the reverse side of the certificate properly completed and signed by you, which signature must be guaranteed by a bank or trust company, by a broker or dealer which is a member of FINRA or by a member of a national securities exchange. You must also submit a payment in full of the exercise price, as set forth in the applicable prospectus supplement. Upon the exercise of debt warrants, we will issue the debt securities in authorized denominations in accordance with your instructions. If you exercise less than all of the debt warrants evidenced by your debt warrant certificate, a new debt warrant certificate will be issued for the remaining number of debt warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, representing contracts obligating you to purchase from us, and obligating us to sell to you, a specified number of common shares at a future date or dates. The price per common share may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts.

The stock purchase contracts may be issued separately or as a part of stock purchase units consisting of a stock purchase contract and, as security for your obligations to purchase the common shares under the stock purchase contracts, either:

•	our debt securities; or

•	debt obligations of third parties, including U.S. Treasury securities.

The stock purchase contracts may require us to make periodic payments to you or vice versa, and these payments may be unsecured or pre-funded on some basis. The stock purchase contracts may require you to secure your obligations in a specified manner, and, in some circumstances, we may deliver newly issued prepaid stock purchase contracts upon release to you of any collateral securing your obligations under the original stock purchase contract.

The applicable prospectus supplement will describe the specific terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid stock purchase contracts. However, that description will not purport to be complete and will be qualified in its entirety by reference to:

•	the stock purchase contracts;

•	the collateral arrangements and depositary arrangements, if applicable, relating to the stock purchase contracts or stock purchase units; and

•	if applicable, the prepaid stock purchase contracts and the document pursuant to which the prepaid stock purchase contracts will be issued.

PLAN OF DISTRIBUTION

We may sell offered securities in any one or more of the following ways from time to time:

•	through agents;

•	to or through underwriters;

•	through dealers; or

•	directly to purchasers.

The applicable prospectus supplement will set forth the specific terms of the offering of the offered securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the offered securities and the proceeds to us from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation; and

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which the offered securities may be listed, any of which may be changed from time to time.

The distribution of the offered securities may be effected from time to time:

•	in one or more transactions at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

Offers to purchase offered securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the applicable prospectus supplement. Unless otherwise set forth in the applicable prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, as amended, or the Securities Act, of the offered securities so offered and sold.

If offered securities are sold to the public by means of an underwritten offering, either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, will be set forth in the applicable prospectus supplement. In addition, the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the applicable prospectus supplement, which prospectus supplement will be used by the underwriters to make resales of the offered securities. If underwriters are utilized in the sale of the offered securities, the offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at fixed public offering prices; or

•	at varying prices determined by the underwriters at the time of sale.

In addition, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to specified conditions precedent and that the underwriters with respect to a sale of offered securities will be obligated to purchase all of the offered securities of a series if any are purchased.

We may grant to the underwriters options to purchase additional offered securities to cover over-allotments, if any, at the public offering price, with additional underwriting discounts or commissions as may be set forth in the applicable prospectus supplement. If we grant any over-allotment option, the terms of the over-allotment option will be set forth in the applicable prospectus supplement.

If a dealer is utilized in the sales of offered securities, we will sell the offered securities to the dealer as principal. The dealer may then resell the offered securities to the public at varying prices to be determined by the dealer at the time of resale. Any dealer may be deemed to be an underwriter of the offered securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the applicable prospectus supplement.

Offers to purchase offered securities may be solicited directly by us, and the sale of the offered securities may be made by us directly to institutional investors or others with respect to any resale of the offered securities. The terms of any of these sales will be described in the applicable prospectus supplement.

Offered securities may also be offered and sold upon the exercise of rights to be granted by us on a pro rata basis to all of our existing security holders of the class of offered securities to which the rights attach. The rights would be issued by us without consideration and may or may not be transferable by the persons receiving the rights.

In connection with any rights offering, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such rights offering.

Offered securities may also be offered and sold in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise by one or more remarketing firms acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with the offered securities remarketed by them.

Agents, underwriters, dealers and remarketing firms may be entitled, under agreements entered into us, to indemnification by us against some civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

We may authorize underwriters or other persons acting as our agents to solicit offers by specified institutions to purchase offered securities from us, pursuant to contracts providing for payments and delivery on a future date, which will be set forth in the applicable prospectus supplement. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. However, in all cases, these institutions must be approved by us. The obligations of any purchaser under any contract will be subject to the condition that the purchase of the offered securities shall not, at the time of delivery, be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

Each series of offered securities will be a new issue and, other than the Class A common shares, which are listed on the NASDAQ Global Select Market, will have no established trading market. We may elect to list any series of offered securities on an exchange and, in the case of the Class A common shares, on any additional exchange. However, unless otherwise specified in the applicable prospectus supplement, we are not obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the offered securities.

Underwriters, dealers, agents and remarketing firms may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

LEGAL MATTERS

Certain matters as to Cayman Islands law will be passed upon for us by Walkers, Cayman Islands. Certain matters as to U.S. federal and New York law in connection with this offering will be passed upon for us by Mayer Brown LLP.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ENFORCEABILITY OF CIVIL LIABILITIES UNDER UNITED STATES
FEDERAL SECURITIES LAWS AND OTHER MATTERS

United America Indemnity is an exempted company incorporated with limited liability under the laws of the Cayman Islands. In addition, some of its directors and officers reside outside the United States, and all or a substantial portion of their assets and United America Indemnity’s assets are or may be located in jurisdictions outside the United States. Therefore, it may be difficult for investors to effect service of process within the United States upon our non-U.S. based directors and officers or to recover against United America Indemnity, or such directors and officers, or obtain judgments of U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws against them.

However, United America Indemnity may be served with process in the United States with respect to actions against it arising out of or in connection with violations of U.S. federal securities laws relating to offers and sales of the securities made hereby by serving United National Insurance Company, located at Three Bala Plaza East, Suite 300, Bala Cynwyd, PA 19004, our U.S. agent irrevocably appointed for that purpose.

We have been advised by Walkers, our Cayman Islands counsel, that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will, based on the principle that a judgment by a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given, recognize and enforce a foreign judgment of a court of competent jurisdiction if:

•	such judgment is final,

•	for a liquidated sum,

•	not in respect of taxes or a fine or penalty,

•	is not inconsistent with a Cayman Islands judgment in respect of the same matters, and

•	was not obtained in a manner and is not a kind for which the enforcement is contrary to the public policy of the Cayman Islands.

There is doubt, however, as to whether the courts of the Cayman Islands will (a) recognize or enforce judgments of U.S. courts predicated upon the civil liability provisions of the securities laws of the United States or any state of the United States, or (b) in original actions brought in the Cayman Islands, impose liabilities predicated upon the civil liability provisions of the securities laws of the United States or any state of the United States, on the grounds that such provisions are penal in nature.

A Cayman Islands court may stay proceedings if concurrent proceedings are being brought elsewhere.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file in the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC’s Public Reference Room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is http://www.sec.gov. The SEC file number for documents we file with the SEC under the Exchange Act is 000-50511.

We are allowed to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file subsequently with the SEC will automatically update and supersede the information included and/or incorporated by reference in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the initial filing of the registration statement that contains this prospectus and prior to the time that we sell all of the securities offered by this prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2008;

•	Current Report on Form 8-K filed on February 10, 2009; and

•	The description of our Class A common shares contained in the Registration Statement on Form 8-A, filed on December 15, 2003.

Notwithstanding the foregoing, unless expressly incorporated into this prospectus, a report furnished on Form 8-K under the Exchange Act shall not be incorporated by reference into this registration statement.

You may request a copy of these filings, other than exhibits unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or telephoning us at the following address:

United America Indemnity, Ltd.
Walker House, 87 Mary Street
KYI — 9002
George Town, Grand Cayman
Cayman Islands
Attention: Investor Relations
Telephone: (345) 949-0100

The terms and procedures of this rights offering are described in this prospectus supplement under “Rights Offering Summary” and “The Rights Offering.” You may refer any questions regarding this rights offering to Georgeson, our information agent:

199 Water Street, 26th Floor
New York, NY 10038
Banks and Brokers Call (212) 440-9800
Shareholders Call Toll Free (800) 501-4416

In addition, you may refer questions regarding this rights offering to StockTrans Inc., our rights agent, by calling: (800) 733-1121 or collect at (610) 649-7302 or contacting the rights agent at the appropriate address below:

By Mail:	By Overnight Courier:

StockTrans, Inc. Attn: Re-Organization Dept. 44 West Lancaster Avenue Ardmore, PA 19003	StockTrans, Inc. Attn: Re-Organization Dept. 44 West Lancaster Avenue Ardmore, PA 19003